                                                                    EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

                                      among

                                HAWK CORPORATION

                                       and

                  TIMOTHY HOUGHTON, CFB VENTURE FUND II, L.P.,
                         MORAMERICA CAPITAL CORPORATION,
                   COMMUNITY INVESTMENT PARTNERS II, L.P. and
                         ST. LOUIS COMMUNITY FOUNDATION


                                NOVEMBER 7, 1996


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                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----


1. DEFINITIONS................................................................2

2. SALE AND PURCHASE OF SHARES................................................4
      2.1   Sale and Purchase.................................................4
            2.1.1    Payment of Estimated Purchase Price......................4
            2.1.2    Purchase Price Adjustments...............................4
            2.1.3    Closing Working Capital Schedule and EBITDA Statement....5
            2.1.4    Payment of Final Purchase Price..........................6
            2.1.5    EBITDA Payment...........................................7
      2.2   The Closing.......................................................8
      2.3   Deliveries of Sellers.............................................8
      2.4   Deliveries of Buyer............................................. 10

3. REPRESENTATIONS AND WARRANTIES OF SELLERS.................................11
       3.1   Organization, Power and Good Standing...........................11
       3.2   Authority.......................................................11
       3.3   No Violation....................................................12
       3.4   Consents........................................................12
       3.5   Subsidiaries; Investments.......................................12
       3.6   Capitalization..................................................12
       3.7   Title to Stock and Preferred Stock Notes........................13
       3.8   Articles of Incorporation and By-Laws; Minute Books.............13
       3.9   Financial Statements............................................13
       3.10  Absence of Certain Changes......................................14
       3.11  Receivables.....................................................14
       3.12  Inventory.......................................................15
       3.13  Tangible Property...............................................15
       3.14  Intangible Property.............................................15
       3.15  Commitments.....................................................15
       3.16  Real Property...................................................16
       3.17  Title...........................................................17
       3.18  Indebtedness....................................................17
       3.19  Taxes...........................................................17
       3.20  Contracts.......................................................18
       3.21  No Default, Violation or Litigation.............................18
       3.22  Legislation or Regulation.......................................19
       3.23  Insurance.......................................................19
       3.24  Employment, Labor and Other Relations...........................19
       3.25  Employee Benefits...............................................20
       3.26  Approvals.......................................................22
       3.27  Environmental Matters...........................................22

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       3.28  Transactions With Affiliates...................................23
       3.29  Principal Customers and Suppliers..............................24
       3.30  Hart-Scott-Rodino..............................................24
       3.31  Prior Noncompete Agreement.....................................24
       3.32  Workers' Compensation..........................................24
       3.33  Investment Purposes............................................24
       3.34  Representations of Foundation..................................24
       3.35  Limitation of Foundation Representations.......................25

4.  REPRESENTATIONS AND WARRANTIES OF BUYER.................................25
       4.1   Organization, Power  and Good Standing.........................25
       4.2   Authority......................................................26
       4.3   No Violation...................................................26
       4.4   Consents.......................................................26

5.  COVENANTS...............................................................26
       5.1   Pre-Closing Covenants of Sellers...............................26
             5.1.1    Conduct of Business: No Material Change...............26
             5.1.2    Maintain Business as Going Concern....................27
             5.1.3    Investigation.........................................27
             5.1.4    Preserve Accuracy of Representations and Warranties...27
             5.1.5    Certain Consents to Assignment........................27
             5.1.6    Environmental Audit...................................27
             5.1.7    No Solicitation.......................................27
             5.1.8    Status of Title.......................................28
             5.1.9    Other Sellers Legal Opinion...........................28
             5.1.10   General Industries Account Receivable.................29
       5.2   Post Closing Covenants of the Sellers..........................29
             5.2.1    Noncompete............................................29
             5.2.2    Nonsolicitation.......................................29
             5.2.3    Confidentiality.......................................29
             5.2.4    Reasonable Restrictions...............................30
             5.2.5    Houghton Noncompete...................................30
             5.2.6    Waiver/Termination of Various Agreements..............30
       5.3   Post Closing Covenants of the Buyer and Sellers................30
             5.3.1    Cooperation Regarding Tax Matters.....................30
             5.3.2    Proration of Real Property Taxes......................31
             5.3.3    Workers' Compensation Payments........................31

6.  CONDITIONS TO CLOSING...................................................31
       6.1   Conditions to Buyer's Obligations..............................31
             6.1.1    Representations and Warranties........................31
             6.1.2    Consents and Approvals................................31
             6.1.3    No Material Change....................................32
             6.1.4    Environmental Matters.................................32
             6.1.5    Title Insurance.......................................32

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             6.1.6    Lender's Approval.....................................32
             6.1.7    No Suit...............................................32
             6.1.8    Deliveries............................................32
             6.1.9    Closing...............................................32
             6.1.10  Redemption.............................................32
             6.1.11  Board Approval.........................................32
       6.2   Conditions to Sellers' Obligations.............................33
             6.2.1    Representations and Warranties........................33
             6.2.2    Approvals.............................................33
             6.2.3    No Suit...............................................33
             6.2.4    Deliveries............................................33

7.  INDEMNIFICATION.........................................................33
       7.1   Indemnification of Buyer.......................................33
       7.2   Indemnification of Sellers.....................................34
       7.3   Method of Asserting Claims.....................................34
       7.4   Limitations on Indemnification Payments........................36
       7.5   Survival.......................................................36

8.  TERMINATION.............................................................36
       8.1   Mutual Consent.................................................37
       8.2   Breach.........................................................37
       8.3   Conditions Precedent...........................................37
       8.4   Title Defects..................................................37
       8.5   Termination Date...............................................37
       8.6   EBITDA Shortfall...............................................37

9.  GENERAL PROVISIONS......................................................37
       9.1   Waiver of Terms................................................37
       9.2   Amendment of Agreement.........................................37
       9.3   Payment of Expenses............................................37
       9.4   Contents of Agreement, Parties in Interest, Assignment.........38
       9.5   Notices........................................................38
       9.6   Commissions and Finder's Fees..................................39
       9.7   Severability...................................................39
       9.8   Counterparts...................................................39
       9.9   Headings.......................................................39
       9.10  Mediation......................................................39
       9.11  Governing Law: Jurisdiction....................................39
       9.12  Seller's Knowledge.............................................39
       9.13  Company's Knowledge............................................40
       9.14  Instruments of Further Assurance...............................40
       9.15  Publicity......................................................40
       9.16  No Third Party Beneficiaries...................................40
       9.17  Specific Performance...........................................40
       9.18  Number and Gender..............................................40

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                                      iv
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                                    EXHIBITS


2.1(ii)(x)    Convertible Notes
2.1(ii)(y)    EBITDA Notes
2.1.2         Agreed Working Capital Schedule
2.3(c)        Legal Opinion of Seller's Counsel
2.3(f)        Employment Agreement
2.4(a)        Division of Sellers' Payments
2.4(f)        Legal Opinion of Buyer's Counsel
3.1           Foreign Qualifications
3.4           Sellers' Consents
3.6           Capitalization
3.8           Corrections to Minute Book
3.11          Accounts Receivable
3.14          Intangible Property
3.16          Real Property
3.17          Title
3.18          Indebtedness
3.19          Taxes
3.20          Contracts
3.21          Default, Violation or Litigation
3.23          Insurance
3.24          Employment, Labor and Other Relations
3.25          Employee Benefits
3.26          Approvals
3.27          Environmental Matters
3.28          Transactions with Affiliates
3.29          Principal Customers and Suppliers
4.4           Buyer's Consents
5.3.3         Division of Workers' Compensation Refunds or Payments


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                            STOCK PURCHASE AGREEMENT



         This Stock Purchase Agreement (this "Agreement") dated as of November 7, 1996, is made by and among Hawk Corporation, a Delaware corporation ("Buyer"), and Timothy Houghton, an individual, residing in St. Louis County, Missouri ("Houghton"), CFB Venture Fund II, L.P., a Missouri limited partnership ("CFB"), MorAmerica Capital Corporation, an Iowa corporation ("MorAmerica"), Community Investment Partners II, L.P., a Missouri limited partnership ("CIP"), and St. Louis Community Foundation, a Missouri non-profit trust ("Foundation," and Foundation, together with Houghton, CFB, MorAmerica and CIP, individually a "Seller" and collectively, the "Sellers").

                                    RECITALS:

         WHEREAS, the total authorized capital stock of Houghton Acquisition Corporation, a Missouri corporation, doing business as Hutchinson Foundry Products Company (the "Company") consists of 30,000 shares of common stock, $1.00 par value per share (the "Stock"), of which 5,000 shares are issued and outstanding, and 15,500 shares of Class A 8% Cumulative Redeemable Preferred Stock, $100.00 par value per share, of which 15,500 are issued and outstanding (the "Preferred Stock");

         WHEREAS, Charles Wulfing ("Wulfing") and Peggy H. Morris ("Morris") are the holders of certain common stock purchase warrants (the "Warrants") which, upon the exercise thereof, will entitle them to purchase in the aggregate,
217.4135 shares of Stock of the Company;

         WHEREAS, the Wulfing and Morris Warrants shall, prior to the Closing of the transaction contemplated by this Agreement, be purchased by Houghton;

         WHEREAS, CFB, MorAmerica and CIP are the holders of Warrants that upon exercise thereof will entitle them to purchase in the aggregate, 3,478.5865 shares of Stock of the Company;

         WHEREAS, prior to or at Closing, the Preferred Stock will be redeemed and canceled and the Warrants exercised for shares of Stock, and Sellers will own of record and beneficially 8,696 shares of Stock, which will be all of the issued and outstanding capital stock of the Company;

         WHEREAS, the Sellers own or will own at the closing, of record and beneficially, all of the outstanding Stock of the Company and any unpaid balance arising from the redemption of the Preferred Stock, including accrued but unpaid dividends, if any, shall be evidenced by notes payable to the holders of the redeemed Preferred Stock (the "Preferred Stock Notes"); and


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         WHEREAS, each Seller wishes to sell to Buyer, and Buyer wishes to purchase from each Seller, all of the Stock and the Preferred Stock Notes upon the terms and conditions set forth below.

         THEREFORE, in consideration of the foregoing recitals and the mutual covenants, warranties, representations and conditions contained in this Agreement, the parties agree as follows:


                                 1. DEFINITIONS

         The following terms are defined in this Agreement as indicated below:

         "Acquisition Transaction" is defined in Section 5.1.7.
         "Adjustment Report" is defined in Section 2.1.3.
         "Agreement" is defined in the first sentence.
         "Agreed Working Capital" is defined in Section 2.1.2.
         "Approvals" is defined in Section 3.26.
         "Business" is defined in Section 3.4.
         "Buyer" is defined in the first sentence.
         "Capital Charges" is defined in Section 2.1.5(a).
         "CERCLA" is defined in Section 3.27(c).
         "CFB" is defined in the first sentence.
         "CIP" is defined in the first sentence.
         "Closing" is defined in Section 2.2.
         "Closing Working Capital Schedule" is defined in Section 2.1.3(a). "Closing Date" is defined in Section 2.2.
         "Code" is defined in Section 3.25(d).
         "Commitment" is defined in Section 5.1.8.
         "Common Control Entity" is defined in Section 3.25(d).
         "Company" is defined in the first "Whereas" clause.
         "Company Financial Statements" is defined in Section 3.9.
         "Contracts" is defined in Section 3.20.
         "Convertible Notes" is defined in Section 2.1.
         "Disputed Claim" is defined in Section 7.3(b).
         "EBITDA" is defined in Section 2.1.2(ii).
         "EBITDA Base" is defined in Section 2.1.5(a).
         "EBITDA Notes" is defined in Section 2.1.
         "EBITDA Payment" is defined in Section 2.1.5.
         "EBITDA Statement" is defined in Section 2.1.3.
         "Employee Plan" is defined in Section 3.25.
         "Employment Agreement" is set forth in Exhibit 2.3(f)
         "ERISA" is defined in Section 3.25.
         "Estimated Purchase Price" is defined in Section 2.1.
         "Final Closing Working Capital Schedule" is defined in Section 2.1.3.

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         "Final EBITDA Statement" is defined in Section 2.1.3.
         "Final Purchase Price" is defined in Section 2.1.4.
         "Foundation" is defined in the first sentence.
         "GAAP" is defined in Section 2.1.3.
         "Hazardous Substance" is defined in Section 3.27(c).
         "Houghton" is defined in the first sentence.
         "Hutchinson Agreement" is defined in Section 3.31.
         "Indebtedness" is defined in Section 3.18.
         "Indemnitee" is defined in Section 7.3.(a).
         "Indemnitor" is defined in Section 7.3(a).
         "Independent Auditor" is defined in Section 2.1.3.
         "Intangible Property" is defined in Section 3.14.
         "Inventory Report" is defined in Section 2.1.3.
         "Lien" is defined in Section 2.1.
         "Loss" is defined in Section 7.1.
         "MorAmerica" is defined in the first sentence.
         "Morris" is defined in the second "Whereas" clause.
         "'95 Period" is defined in Section 3.32.
         "Notes" is defined in Section 2.1.
         "Pension Plan" is defined in Section 3.25.
         "Physical Inventory Date" is defined in Section 2.1.3.
         "Preferred Stock" is defined in the first "Whereas" clause. "Preferred Stock Notes" is defined in the sixth "Whereas" clause. "RCRA" is defined in Section 3.27(e).
         "Real Property" is defined in Section 3.16(a).
         "Real Property Laws" is defined in Section 3.16(b).
         "Release" is defined in Section 3.27(c).
         "Restricted Period" is defined in Section 5.2.1.
         "Restricted Territory" is defined in Section 5.2.1.
         "Rights" is defined in Section 3.6.
         "Sellers" is defined in the first sentence.
         "September Balance Sheet" is defined in Section 3.9.
         "September Balance Sheet Date" is defined in Section 3.9. "Settlement Date" is defined in Section 2.1.3.
         "Stock" is defined in the first "Whereas" clause.
         "Survey" is defined in Section 5.1.8(a).
         "Tangible Property" is defined in Section 3.13.
         "Tax Search" is defined in Section 5.1.8.
         "Taxes" is defined in Section 3.19.
         "Title Company" is defined in Section 5.19.
         "Title Defects" is defined in Section 5.1.8(b).
         "UCC Search" is defined in Section 5.1.8.
         "Warrants" is defined in the second "Whereas" clause.
         "Welfare Plan" is defined in Section 3.25.
         "Workers' Compensation Payments" is defined in Section 3.32. "Wulfing" is defined in the second "Whereas" clause.

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                         2. SALE AND PURCHASE OF SHARES

         2.1 Sale and Purchase. On the terms and subject to the conditions contained in this Agreement, Sellers agree to sell to Buyer at the Closing, the Preferred Stock Notes and the Stock, free and clear of any lien, security interest, pledge, option, restriction on transfer or alienation, claim or any other encumbrances ("Lien"), and Buyer agrees to purchase (a) the Preferred Stock Notes for their face amounts, and (b) the Stock from Sellers for (i) $10,000,000 (adjusted pursuant to Section 2.1.2 and 2.1.3) less any sums paid for the Preferred Stock Notes pursuant to (a); (ii) convertible promissory notes in substantially the form of Exhibit 2.1(ii)(x) (the "Convertible Notes"), payable to Sellers in the proportions set forth in Exhibit 2.4(a), such notes collectively being in the principal amount of $1,500,000 and promissory notes in substantially the form of Exhibit 2.1(ii)(y) (the "EBITDA Notes"), payable to Sellers in the proportions set forth in Exhibit 2.4(a), such notes collectively being in the principal amount of $500,000 (the Convertible Notes and EBITDA Notes, are collectively referred to as the "Notes"), ((a), (b)(i) and (b)(ii) hereof collectively referred to as the "Estimated Purchase Price"); and (iii) the EBITDA Payment as defined and calculated in the manner set forth in Section 2.1.5.

                  2.1.1 Payment of Estimated Purchase Price. On the Closing Date, Buyer shall pay the Estimated Purchase Price in immediately available federal funds and shall deliver the Notes.

                  2.1.2 Purchase Price Adjustments. The purchase price shall be adjusted as follows:

                           (i) If the amount of working capital of the Company set forth on the Closing Working Capital Schedule defined in Section 2.1.3(a) is greater than the working capital of the Company set forth on the "Agreed Working Capital Schedule" attached hereto as Exhibit 2.1.2, then the purchase price shall be increased by an amount equal to the dollar amount of such excess. If the amount of the working capital of the Company as set forth on the Closing Working Capital Schedule is less than the Agreed Working Capital of the Company, then the purchase price shall be reduced by an amount equivalent to the dollar amount of the shortfall.

                           (ii) If the Company's earnings before interest, income taxes, depreciation and amortization ("EBITDA") for the Company's calendar year ending December 31, 1996, set forth on the EBITDA Statement defined in Section 2.1.3(a) is less than $2,425,000, then the purchase price shall be reduced by an amount equal to the amount of such deficiency multiplied by a factor of 4.5. The purchase price will not be adjusted in the event the Company's EBITDA for the calendar year ending December 31, 1996 is greater than $2,425,000. The determination of the Company's EBITDA for the purpose of this adjustment shall be calculated in the manner set forth in Section 2.1.3.

                           (iii) The proration of real estate taxes in accordance with Section 5.4.


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                 2.1.3 Closing Working Capital Schedule and EBITDA Statement.
The Sellers shall:

                  (a) (i) within 45 days after the Closing Date, prepare and deliver to Buyer a Closing Working Capital Schedule of the Company as of the Closing Date audited by Coopers & Lybrand L.L.P. ("Closing Working Capital Schedule"), together with the Company's financial statements for the year ended December 31, 1996, audited by Coopers & Lybrand L.L.P. and the Closing Date, if the Closing Date is subsequent to January 3, 1997, and a statement setting forth the Company's EBITDA for the year ended December 31, 1996, audited by Coopers & Lybrand L.L.P. and the Closing Date, if it is subsequent to January 3, 1997 (the "EBITDA Statement"). The Closing Working Capital Schedule shall be prepared from the historic books and records of the Company in accordance with generally accepted accounting principles ("GAAP") in all respects except that the Closing Working Capital Schedule shall not reflect an allocation of the Estimated Purchase Price to the fair value of the Company's assets acquired and liabilities assumed by the Buyer, and GAAP shall be applied on a basis consistent with GAAP used for the Company's December 31, 1995 audited financial statement. The EBITDA Statement shall be prepared in accordance with GAAP in all respects, and for purposes of calculating the EBITDA Statement, there shall be added to the EBITDA an amount equal to Houghton's bonus for 1996. The Sellers shall, upon such delivery, permit Buyer and its representatives access to Coopers & Lybrand L.L.P.'s work papers used in connection with the preparation of the Closing Working Capital Schedule and the EBITDA Statement; and

                           (ii) on the Closing Date or the business day before (the "Physical Inventory Date"), Sellers will take a physical count of the inventory at each facility where inventory is located. Representatives of Buyer will be permitted to observe the taking of the physical inventory. Based thereon, Sellers shall prepare an inventory report, prepared from the historic books and records of the Company in accordance with GAAP, setting forth the quantity of the items of inventory, inventory cost per unit for each of the items of inventory and the price extension of the physical inventory ("Inventory Report"). Concurrently with the delivery to Buyer of the Closing Working Capital Schedule and EBITDA Statement pursuant to Section (a)(i), the Sellers shall deliver to Buyer the Inventory Report rolled forward from the Physical Inventory Date to the Closing Date, if necessary, to reflect the physical inventory of the Company's raw materials, work-in-process and finished goods as of the Closing Date. The Inventory Report shall be the basis for the inventory reflected on the Closing Working Capital Schedule and shall be prepared in accordance with GAAP.

                  (b) Within 45 days after the date on which the Closing Working Capital Schedule and EBITDA Statement are delivered to Buyer by the Sellers pursuant to Section (a)(i), Buyer shall complete its examination of the Closing Working Capital Schedule and EBITDA Statement and shall deliver to the Sellers either the written acknowledgment of Buyer accepting the Closing Working Capital Schedule and/or the EBITDA Statement, as the case may be, or a written report of Buyer's independent

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         accountants, Ernst & Young, LLP, setting forth any proposed adjustments to the Closing Working Capital Schedule and the EBITDA Statement ("Adjustment Report"). In the event Buyer fails to deliver such acknowledgment or Adjustment Report, the Closing Working Capital Schedule and the EBITDA Statement shall be deemed to be correct and to have been finally determined for purposes of Section (c) hereof.

                  (c) In the event the Sellers and Buyer fail to agree to Buyer's proposed adjustments to the Closing Working Capital Schedule and/or EBITDA Statement, as the case may be, contained in the Adjustment Report within 15 days after the Sellers receive the Adjustment Report, then either party may notify the St. Louis office of Arthur Andersen LLP of the need for their services as the Independent Auditors (as defined below). Arthur Andersen LLP, acting as independent auditors and not for the Sellers or Buyer ("Independent Auditors"), shall make the final determination with respect to the correctness of the proposed adjustments in the Adjustment Report in light of the terms and provisions of this Agreement. The decision of the Independent Auditors shall be final and binding on the Sellers and Buyer and the fees and expenses of their services rendered pursuant to this Section
         (c) hereof shall be borne equally by the Sellers and Buyer, provided that the Independent Auditors determine the claims made by the Sellers or Buyer to have been made in good faith. In the event, the Independent Auditors determine that a claim was not made in good faith, then the party advancing such claim shall bear the costs and expenses of the Independent Auditors with regard to that claim. Should Arthur Andersen LLP refuse for any reason whatsoever to perform the services herein required, then the Sellers and Buyer shall mutually agree in writing to and they shall select an accounting firm to serve in its place and perform the services provided for and the determination of such firm, including the determination that a claim was not made in good faith shall be binding as if made by Arthur Andersen LLP.

                  (d) (i) The term Final Closing Working Capital Schedule, means the Closing Working Capital Schedule delivered pursuant to Sections (a) as adjusted, if at all, pursuant to Section (b) or in the event that the Sellers and Buyer fail to agree, then as finally determined pursuant to Section (c).

                      (ii) The term "Final EBITDA Statement" means the
         EBITDA Statement delivered pursuant to Section (a) as adjusted, if at all, pursuant to Section (b), or in the event that the Sellers and Buyer fail to agree, then as finally determined pursuant to Section
         (c).

                  (e) The date on which the Final Closing Working Capital Schedule and Final EBITDA Statement are determined pursuant to Section
         (d), shall be referred to as the "Settlement Date."

                  2.1.4 Payment of Final Purchase Price. The "Final Purchase Price"shall be determined from the Final Closing Working Capital Schedule and the Final EBITDA Statement in accordance with Sections 2.1.2 and 2.1.3 and paid as follows:


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                  (a) (i) In the event the Final Purchase Price, exclusive of any adjustment determined from the Final EBITDA Statement, is greater than the Estimated Purchase Price, then Buyer shall pay the Sellers in the proportions set forth in Exhibit 2.4(a) within five (5) days after the Settlement Date, an amount equal to such excess, except no amount shall be paid if the excess does not exceed $10,000.

                      (ii) In the event the Final Purchase Price, exclusive of any adjustment determined from the Final EBITDA Statement, is less than the Estimated Purchase Price, then the Sellers shall pay an amount equal to such deficiency to Buyer, by Buyer setting such sums off against the Convertible Notes in the proportions set forth in Exhibit 2.4(a), which offset shall be taken as a credit against the first principal payment due under the Convertible Notes, except any amount in excess of $50,000 shall be paid by Sellers, severally, in the proportions set forth in Exhibit 2.4(a), within five (5) days after the Settlement Date, except no amount shall be paid if the deficiency does not exceed $10,000.

                  (b) If the Company's EBITDA as set forth on the Final EBITDA Statement is less than $2,425,000, than the Final Purchase Price shall be reduced as set forth in Section 2.1.2(ii), and Sellers shall pay an amount equal to such deficiency to Buyer, by Buyer setting such sums off against the Convertible Notes in the proportions set forth in
         Exhibit 2.4(a), which offset shall be taken as a credit against the first principal payment due under the Convertible Notes, except any amount equal to or in excess of $50,000 shall be paid by Sellers, severally, in the proportions set forth in Exhibit 2.4(a), within five
         (5) days after the Settlement Date, except no amount shall be paid or offset taken, if the deficiency is less than $10,000.

                  (c) Any payment made pursuant to this Section 2.1.4 shall be made in immediately available federal funds. For purposes of determining amounts to be paid hereunder, if the liability is greater than $10,000, then the amount to be paid is the total amount of the liability starting from the first dollar.

                  (d) In the event any sum due hereunder is not paid within five
         (5) days after the Settlement Date, Sellers or Buyer shall be entitled to enforce a claim with respect to this Section 2.1 only, by bringing an action in any state court having exclusive subject matter jurisdiction and located in St. Louis County, Missouri or in any federal court having exclusive jurisdiction and located in St. Louis, Missouri. Any amounts due and unpaid shall accrue interest at the same rate as provided under the Notes. The prevailing party shall be entitled to attorneys' fees and costs.

                  2.1.5    EBITDA Payment.

                  (a) As additional consideration for the Stock and Preferred Notes and for the covenants, warranties and representations of Sellers herein, for the Company's calendar years ending December 31, 1997, 1998 and 1999, Buyer shall pay to Sellers in the proportions set forth in
         Exhibit 2.4(a), an amount (the "EBITDA Payment") equal to

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         thirty percent (30%) of the amount by which the Company's EBITDA for the applicable year exceeds $2,600,000 (the "EBITDA Base"). The calculation of the EBITDA Payment for 1997 shall be thirty percent (30%) of the excess above EBITDA Base. In the event the EBITDA in 1997 is less than the EBITDA Base, the difference shall be added to the EBITDA Base in order to calculate the 1998 EBITDA Payment and the EBITDA Payment for 1998 shall be thirty percent (30%) of the of the excess above the adjusted EBITDA Base. In the event the difference is not totally recouped in 1998, it shall be added to the 1999 EBITDA Base before calculating the 1999 EBITDA Payment and the EBITDA Payment for 1999 shall be thirty percent (30%) of the excess above the adjusted EBITDA Base. In the event the EBITDA in 1998 is less than the EBITDA Base, the difference shall be add to the EBITDA Base in order to calculate the 1999 EBITDA Payment and the EBITDA Payment for 1999 shall be thirty percent (30%) of the excess above the adjusted EBITDA Base. EBITDA for each annual period shall be reduced each year by an amount calculated as twelve percent (12%) of the capital expenditures of the Company in excess of One Hundred Thousand Dollars ($100,000) per annum for each year in which such excess capital expenditures are made ("Capital Charges"). During 1997, such amount of $2,600,000 and such capital expenditures of $100,000 shall be adjusted on a prorata basis to reflect the Closing Date, however, no adjustment will be made if the Closing Date is on or before January 7, 1997. Buyer shall make the payment provided for herein within 30 days after receipt of the year end audit or review of the Company's financial statements for the preceding fiscal year, but in no event shall this payment be made later than April 30 of each year.

                  (b) EBITDA shall be determined by Company's independent accountant consistent with GAAP used for the Company's December 31, 1995 audited financial statement and a written report thereof shall be delivered to Sellers. For purposes of this Section 2.1.5, the Company's interest, income taxes, depreciation, amortization and corporate charges to support a home office and other charges not directly attributed to the operation of the business of the Company in its ordinary course shall be added to the Company's net income (loss) and Capital Charges, if any, shall be subtracted by said accountants to determine EBITDA. Pass through charges such as insurance, accounting, legal and travel expenses directly attributed to the operation of the business of the Company in its ordinary course shall not be adjusted.

         2.2 The Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Kohrman Jackson & Krantz P.L.L., One Cleveland Center, 20th Floor, Cleveland, Ohio 44114, at 10:00 A.M. Eastern time on January 2, 1997, or such other date and time as Buyer and Sellers agree in writing (the "Closing Date").

         2.3 Deliveries of Sellers. At the Closing on the Closing Date, Sellers will deliver the following to Buyer:

                  (a) All instruments of transfer and conveyance of the Stock, the stock certificates representing all of the shares of Stock duly endorsed with signatures guaranteed in blank or with duly executed stock powers attached, the Preferred Stock Notes duly assigned with signatures guaranteed, and such other closing documents as have been reasonably requested by Buyer, all in form and substance reasonably acceptable to Buyer's counsel.

                  (b) (i) A certificate of Houghton dated as of the Closing Date certifying that: (x) all of the representations and warranties made by Houghton and the Company under this Agreement and the attached Exhibits, and in all other documents given or delivered by or on behalf of Sellers to Buyer, are accurate, true and complete, and (y) all of the covenants, obligations and conditions to be performed as of the Closing on Sellers' and the Company's part under this Agreement have been duly performed in all material respects.

                       (ii) A certificate of an officer or general partner of each Seller, other than Houghton and Foundation, as the case may be, dated as of the Closing Date certifying that: (x) all of the representations and warranties made by Sellers under this Agreement and the attached Exhibits, and in all other documents given or delivered by or on behalf of Sellers to Buyer, are accurate, true and complete; and
         (y) all of the covenants, obligations and conditions to be performed as of the Closing Date on Sellers' part under this Agreement have been duly performed in all material respects.

                        (iii) A certificate of an officer of Foundation, dated as of the Closing Date, certifying that all representations and warranties made by Foundation under this Agreement are accurate, true and complete, and all of the covenants, obligations and conditions to be performed as of the Closing Date on Foundation's part under this Agreement have been duly performed in all material respects.

                  (c) An opinion of Summers, Compton, Wells & Hamburg, counsel to Houghton and the Company, dated the Closing Date, in substantially the form attached as Exhibit 2.3(c) and the legal opinion(s) of counsel to Sellers other than Houghton, dated the Closing Date, as provided in
         Section 5.1.9.

                  (d) Resignations, dated the Closing Date, of all officers and members of the Board of Directors of the Company.

                  (e) (i) copies of the Articles of Incorporation (or other organizational documents), including all amendments thereto, of the Company certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation, dated within ten days of Closing; and (ii) certificate of good standing dated within ten days of Closing with respect to the Company from the Secretary of State or other appropriate official of its jurisdiction of incorporation and each jurisdiction where the Company is qualified to do business.

                  (f) Houghton shall have executed and delivered an Employment Agreement (the "Employment Agreement") substantially in the form of
         Exhibit 2.3(f).

                  (g) Certified copies of the resolutions or other necessary corporate action.

                  (h) Any consents required to assign the Contracts.

                  (i) An ALTA policy of title insurance and the results of the UCC Search and Tax Search as provided in Section 5.1.8.

                  (j) Evidence satisfactory to Buyer and Buyer's counsel that all shares of Preferred Stock have been redeemed and canceled and all the Warrants exercised for the shares of Stock.

                  (k) The minute and record books of the Company and the corporate seal.

                  (l) Termination statements from all Company lenders and Yamazen, Inc., Mazak Corporation and Hutchinson Development Company.

                  (m) "Bring-down Certificates" signed by Houghton and an authorized representative of each Seller, other than Houghton and Foundation, certifying (i) that no material or adverse change has occurred in the financial condition of the Company from that shown on the September Balance Sheet, (ii) that, to Sellers' knowledge, no material or adverse change has occurred in the operation, prospects or the results of operation of the Business, and (iii) to the capitalization of the Company as of the Closing Date, including the beneficial and record ownership of each Seller with respect to the Company's Stock and the Preferred Stock Notes.

         2.4 Deliveries of Buyer. At the Closing on the Closing Date, Buyer will deliver the following to Sellers:

                  (a) $10,000,000 payable by wire transfer of immediately available funds, payable first in an amount equal to the face amount of the Preferred Stock Notes with interest therein, if any, and payable second, to the accounts specified by Sellers set forth on Exhibit 2.4 to be delivered to Buyer from Sellers at or before Closing, and the balance to the accounts of Sellers in the proportions set forth in
         Exhibit 2.4(a).

                  (b) Convertible Notes substantially in the form attached as
         Exhibit 2.1(ii)(x).

                  (c) EBITDA Notes substantially in the form attached as Exhibit 2.1(ii)(y).

                  (d) An executed Employment Agreement.

                  (e) A certificate of Buyer, dated as of the Closing Date certifying that: (i) all of the representations and warranties made by Buyer under this Agreement and the attached Exhibits, and in all other documents given or delivered by Buyer to Sellers, are accurate, true and complete, and (ii) all of the covenants, obligations and conditions to be performed as of the Closing on the part of Buyer under this Agreement have been duly performed in all material respects.

                  (f) An opinion of Kohrman Jackson & Krantz P.L.L., counsel to the Buyer, dated the Closing Date, in substantially the form attached as Exhibit 2.4(f).


                  3. REPRESENTATIONS AND WARRANTIES OF SELLERS

         Except as herein provided, the Sellers jointly and severally represent and warrant to Buyer as follows:

         3.1 Organization, Power and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, and has all requisite corporate power and authority to own or hold under lease its properties and assets and to carry on its business as now conducted, and the Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where it owns or leases property or where the nature of its business makes such qualification necessary, and the failure to qualify would not have a material adverse effect on the Company or its Business, which jurisdictions are listed on Exhibit 3.1.

         3.2 Authority. Each Seller represents and warrants severally that it has all necessary power and authority, corporate and otherwise, as the case may be, to make, execute and deliver this Agreement and all other agreements and documents to be executed and delivered by it pursuant to this Agreement, and it has taken all necessary actions required to be taken to authorize it to execute and deliver this Agreement and such other agreements, and to perform all of its obligations, undertakings and agreements to be observed and performed by it hereunder and thereunder. Each Seller represents and warrants severally that this Agreement has been, and all other agreements and documents to be executed and delivered pursuant to this Agreement will be, duly executed and delivered by the Seller and constitute a legal, valid and binding agreement of such Seller enforceable in accordance with its terms subject, as to the enforcement of remedies, to general equitable principles and to bankruptcy, insolvency and similar laws affecting creditors' rights generally. Each Seller represents and warrants severally that the Preferred Stock Notes to be issued by the Company will be duly authorized, validly issued and outstanding, and such Preferred Stock Notes shall constitute the legal valid and binding obligation of the Company enforceable in accordance with its terms, subject to the enforcement of remedies, to general equitable principles and to bankruptcy, insolvency and similar laws affecting creditors' rights generally.

         3.3 No Violation. The execution, delivery and performance of this Agreement and the Preferred Stock Notes and the consummation of the transactions contemplated by this Agreement and the Preferred Stock Notes will not (a) constitute a violation of, or be in conflict with, or result in a cancellation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or create (or cause the acceleration of the maturity of) any debt, obligation or liability affecting, or result in the creation or imposition of any Lien upon the Stock or any of the assets of the Company under: (i) any term or provision of the certificate of incorporation or by-laws (or other organizational document) of the Company or any Seller; (ii) any judgment, ruling, decree, writ, order, regulation or rule of any court or governmental authority; (iii) any statute, ordinance or law; or (iv) any contract, agreement, indenture, lease or other commitment to which either the Company or any of the Company's assets, properties or business is a party or by which it is bound; or (b) cause any material change in the rights or obligations of any party under any such contract, agreement, indenture, lease or commitment.

         3.4 Consents. Except as disclosed in Exhibit 3.4, no consent of, or notice to, any federal, state or local authority, or any private person or entity, is required to be obtained or given by any Seller or the Company in connection with the execution, delivery or performance of this Agreement, the Preferred Stock Notes, or any other agreement or document to be executed, delivered or performed hereunder by Sellers or the Company, or to enable Buyer to continue to conduct the business of the Company in the manner in which it is currently conducted (the "Business") after the Closing.

         3.5 Subsidiaries; Investments. The Company has no direct or indirect subsidiaries and does not, directly or indirectly, own or control or have any capital or other equity interest or participation, or any interest convertible, exchangeable or exercisable for, any capital or other equity interest or participation in, nor is the Company, directly or indirectly, subject to any obligation or requirement to provide funds to or invest in, any entity or person.

         3.6 Capitalization. The authorized capital stock of the Company consists of (i) 30,000 shares of Stock, $1.00 par value, of which 5,000 shares are issued and outstanding and 3,696 shares are reserved for issuance in connection with the exercise of the Warrants; and (ii) 15,500 shares of Class A Cumulative 8% Redeemable Preferred Stock, par value $100.00 per share, of which 15,500 are issued and outstanding. At or prior to Closing, all Preferred Stock will be redeemed without any additional consideration from Buyer other than the purchase price as herein provided. The issued capital stock of the Company is validly issued and outstanding, fully paid and nonassessable and owned, as indicated on Exhibit 3.6. Except for the Warrants as set forth on Exhibit 3.6, there are no other shares of capital stock of the Company outstanding; there are no outstanding options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), stock appreciation rights, calls or commitments of any character whatsoever ("Rights") requiring the issuance or sale of shares of any capital stock of the Company; and there are no contracts or other agreements to issue additional shares of capital stock of the Company or any Rights relating to such shares. Except as set forth in
Exhibit 3.6, other than this Agreement, there are no agreements, written or oral, relating to the transfer or voting of the capital stock of the Company.

         3.7 Title to Stock and Preferred Stock Notes.

                  (a) Each Seller severally warrants and represents that it is the direct record and beneficial owner of the Stock set forth opposite its name on Exhibit 3.6 and such Stock, will at Closing be free and clear of any Lien. Upon delivery of and payment for the Stock as provided for in this Agreement, each Seller warrants and represents that the Buyer will acquire good and valid title to the Stock, free and clear of any Lien.

                  (b) Each Seller severally warrants and represents that it is the direct record and beneficial owner of the Preferred Stock set forth opposite its name on Exhibit 3.6 and such Preferred Stock, which shall be redeemed and paid for by the Preferred Stock Notes, will at Closing, be free and clear of any Lien. Upon delivery of and payment for the Preferred Stock Notes at Closing as provided for in this Agreement, each Seller warrants and represents that the Buyer will acquire good and valid title to the Preferred Stock Notes, free and clear of any Lien.

         3.8 Articles of Incorporation and By-Laws; Minute Books. Copies of the Articles of Incorporation and By-Laws of the Company, and all amendments to each, have been delivered to the Buyer and such copies, as so amended, are true, complete and accurate. Except as disclosed on Exhibit 3.8, the minute books of the Company contain true, complete and accurate records of all meetings and consents in lieu of meetings of its stockholders, Board of Directors, and any committees (or persons performing similar functions), since its date of incorporation. The stock records of the Company are true, complete and accurate.

         3.9 Financial Statements. The balance sheets of the Company as of December 31, 1995, December 31, 1994 and December 31, 1993, and the related statements of income, stockholders' equity and cash flows, for the years then ended including the notes thereto, audited by Coopers & Lybrand L.L.P., independent certified public accountants and the unaudited balance sheet of the Company as of September 30, 1996 and related statements of income, stockholders' equity and cash flows for the nine-month period ended September 30, 1996 (collectively, the "Company's Financial Statements"), previously delivered to Buyer, fairly present the financial position of the Company as of those dates and the results of operations and the changes in stockholders' equity and cash flows of the Company for the periods then ended. The Company Financial Statements have been prepared in accordance with GAAP consistently applied. The September 30, 1996 balance sheet is referred to below as the "September Balance Sheet" and September 30, 1996 is referred to below as the "September Balance Sheet Date."

         The Company did not have any liabilities that were not fully and adequately reflected or accrued against on the Company's Financial Statements. The Company does not have any liabilities greater than $10,000 other than those reflected on the Company's Financial Statements and those incurred since the September Balance Sheet Date in the ordinary course of business. Sellers have no knowledge of any circumstances, conditions, events or arrangements that may give rise to any liabilities, individually or in the aggregate, material to the Business of the Company except in the ordinary course of business.

         3.10 Absence of Certain Changes. Since the September Balance Sheet Date, there has not been: (i) any material adverse change in the condition (financial or otherwise) of the properties, assets, liabilities, results of operation or business prospects of the Company; (ii) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the properties, assets, liabilities, financial condition, results of operations or business prospects of the Company; (iii) any declaration, setting aside, or payment of any dividend or other distribution in respect of the Company's capital stock, or any direct or indirect redemption except as herein provided, retirement, purchase or other acquisition of any of such stock except as herein provided, (iv) any increase in the compensation, commissions or perquisites payable or to become payable by the Company to any officer, employee, or agent of the Company, or any payment of any bonus, profit sharing or other extraordinary compensation to any employee of the Company (other than any such increase or payment paid or to become payable in the ordinary course of business consistent with past practices); (v) any change in the accounting methods or practices followed by the Company or any change in depreciation or amortization policies or rates previously adopted; (vi) any cancellation of any debts or receivables owed to or claims held by the Company in an amount in excess of $10,000; (vii) any assumption or entering into by the Company of any Indebtedness; (viii) any sale, lease, abandonment or other disposition by the Company of any real property, or, other than in the ordinary course of business, of any machinery, equipment or other operating properties, or any intangible assets utilized in the Business, in each case, in an amount in excess of $10,000; (ix) any actual or threatened termination or cancellation of any material contract with respect to the Company; (x) any individual or series of related capital expenditures in excess of $50,000; (xi) any charitable contributions or pledges; or (xii) any material change in the operating practices of the Company.

              No events or changes in circumstances have occurred that indicate the carrying amount of long-lived assets on the September Balance Sheet to be held and used, including related goodwill, may not be recoverable. Assets to be disposed of on the September Balance Sheet are measured at the lower of carrying amount or fair value less cost to sell.

              Long-lived assets on the September Balance Sheet to be held and used, including related goodwill, have been reviewed for impairment whenever events or changes in circumstances have indicated that their carrying amounts may not be recoverable. Where appropriate under State of Financial Accounting Standards No. 121, such assets have been written down to fair value.

         3.11 Receivables. All accounts and notes receivable reflected on the September Balance Sheet and all accounts and notes receivable arising subsequent to the September Balance Sheet Date, have arisen in the ordinary course of business, represent valid obligations to the Company and, subject only to recorded reserves for bad debts in a manner consistent with past practice, have been collected or are collectible in the aggregate recorded amounts in accordance with their terms. Exhibit 3.11 sets forth a true and correct aged list of all accounts receivable of the Company as of the end of the month prior to the date hereof.

         3.12 Inventory. The inventory of the Company as reflected on the September Balance Sheet was, and is, in usable or salable condition in the ordinary course of business at the amounts carried on the September Balance Sheet and currently on the books and records of the Company, respectively. The materials, supplies and work-in-process, and additions thereto, included in such inventory are of at least standard quality for such items in the industry in which the Company conducts its business; and are not in excess of the normal purchasing patterns of the Company. Neither the Company nor any of the Sellers has any knowledge of any adverse condition affecting the supply of materials available to the Company. The amounts of the inventories reflected on the September Balance Sheet and on the books and records of the Company have been determined in accordance with GAAP.

         3.13 Tangible Property. The machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items and other tangible property owned by the Company (collectively, the "Tangible Property"), is to the Company and Sellers' knowledge, in good operating condition and repair, ordinary wear and tear excepted. The Company has good and marketable title to all of its Tangible Property and all of the Tangible Property is located on or in the Real Property. Since the September Balance Sheet Date there has not been any interruption material to the Business due to inadequate maintenance of the Tangible Property.

         3.14 Intangible Property. Exhibit 3.14 lists all patents, trademarks, service marks, trade names, copyrights, franchises, all applications for any of the foregoing, and all permits, grants and licenses or other rights running to or from the Company relating to any of the foregoing, including but not limited to the Company's telephone numbers and e-mail addresses that are used in or useful to the Business (the "Intangible Property"). The rights of the Company in the Intangible Property are free and clear of any Liens. Sellers and the Company have no knowledge of any adversely held patent, trademark, service mark, trade name, copyright or franchise of any other person, and neither Seller nor the Company have received any notice of any claim of any other person relating to the Intangible Property or any process or confidential information of the Company, or of any basis for any such charge or claim. To Sellers' and the Company's knowledge, no further rights or licenses with respect to the operation of the Business are required by the Company, and the rights of the Company are not being violated or infringed by others. Other than as contemplated hereby, the consummation of the transactions contemplated by the Agreement will not impair the Company's rights with respect to the Intangible Property.

         3.15 Commitments.

                  (a) At the September Balance Sheet Date, the Company had no purchase commitments for inventories in excess of normal requirements or at prices that were in excess of market at those dates, and no important sales commitments that it is unable to fulfill or that are at prices less than costs in inventories or expected costs to purchase or manufacture, increased by selling expenses.

                  (b) There are no agreements or commitments to repurchase assets previously sold. At the September Balance Sheet Date, the Company had no commitments outstanding for future contracts, short sales, or hedge transactions.

         3.16 Real Property.

                  (a) Exhibit 3.16 sets forth a list and summary legal description of parcels of real property owned by the Company and all buildings, structures and other improvements located on such real property (singularly and together, the "Real Property"). The Real Property constitutes all of the real property necessary to conduct the Company's business as currently being conducted. Except as set forth on
         Exhibit 3.16, there are no written or oral leases, subleases, licenses or other agreements under which the Company is a lessor or lessee of any real property. Except as set forth on Exhibit 3.16, there are no options held by the Company or contractual obligations on the part of the Company to purchase, acquire any interest in real property (whether by purchase or lease) or to sell or dispose of any interest in Real Property (whether by sale or lease).

                  (b) There are not, to Sellers' knowledge, any violations of any federal, state, county or local statute, law, code, rule, regulation, zoning or building ordinance or health or safety ordinance (collectively, the "Real Property Laws") relating to the Real Property, including the use and occupancy of the improvements located thereon. The continued use, occupancy and operation by the Company of the Real Property as currently used, occupied and operated complies, to Sellers' knowledge, in all material respects with all Real Property Laws.

                  (c) To Sellers' knowledge, all permits have been issued to the Company to enable the Real Property to be lawfully occupied, operated and used in the manner currently being used and are in full force and effect. No insurer has suspended, revoked, modified, annulled or refused to issue any policy of casualty or liability insurance to the Company with respect to the Real Property.

                  (d) To Sellers' knowledge, there is no existing, pending or contemplated condemnation of any part of the Real Property or change in the zoning classification of the Real Property. All components of all buildings, structures and other improvements situated on the Real Property, including, but not limited to, the roofs and structural elements thereto and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, systems and facilities, are, in all material respects, in good operating condition and repair. Since January 1, 1993, no portion of the Real Property has suffered any material damage or had its operation curtailed in any material respect by fire, flood or other casualty.

                  (e) Except as disclosed on Exhibit 3.16, the Real Property's interest of the Company are not subject to any Lien. Except as disclosed on Exhibit 3.16, the Company has not contracted or permitted labor performed or materials provided to or in connection with the Real Property within the last twelve (12) months or which might give rise to the filing of a Lien against Real Property.

                  (f) The Real Property is all of the land, buildings, structures and other improvements used in connection with the operation of the Business. The Company has the right to use the Real Property for the operations currently conducted and contemplated by the Company and Sellers to be conducted thereon.

         3.17 Title. Except as disclosed in Exhibit 3.17, the Company owns outright and has good and marketable title to all of its assets, properties and businesses, including, without limitation, all of the assets, properties and businesses reflected on the September Balance Sheet, in each case, free and clear of any Lien, except with respect to: (i) immaterial assets, properties and businesses; (ii) assets, properties and businesses disposed of, or subject to purchase or sales orders, in the ordinary course of business since the September Balance Sheet Date; or (iii) Liens securing taxes, assessments, governmental, regulatory or administrative charges or levies, or the claims of materialmen, carriers, and like persons, that are not yet due and payable.

         3.18 Indebtedness. Exhibit 3.18 includes a true and correct aged list of all accounts payable of the Company as of September 30, 1996. The Company has no liabilities or obligations relating to the borrowing of money or issuance of any note, bond, indenture, loan, credit agreement or other evidence of indebtedness or direct or indirect guaranty or assumption of indebtedness, liabilities or obligations of others ("Indebtedness") other than the Preferred Stock Notes and, for purposes hereof, the Lease Agreement with PNC Leasing Corp. and the Company, dated August 5, 1996, and all addendums and schedules related thereto.

         3.19 Taxes. As used in this Agreement, the term "Taxes" means all federal, state, county, local and foreign income, excise, property, sales, use, payroll, employee's income and social security withholding, intangibles, franchise, transfer, and other taxes of whatever nature, all penalties related to such taxes and interest on such taxes and penalties, that relate to the Company or could otherwise affect or become a Lien upon any assets of the Company. Except as disclosed on Exhibit 3.19, all Taxes due and payable by the Company with respect to all periods prior to and through the Closing Date have been or will be duly and properly computed, reported, fully paid and discharged and there are not and will not be on the Closing Date any unpaid Taxes, with respect to any period prior to and through the Closing Date except for current Taxes not yet due and payable, which unpaid taxes are properly and adequately reflected on the Company's Financial Statements.

               The Company has timely filed tax returns for all Taxes with respect to the Company's assets or the Business that were required to be filed prior to the Closing Date. All such tax returns were correct and complete in all material respects. There are no penalty, interest or deficiency assessments or, to the Sellers' knowledge, proposed penalty, interest or deficiency assessments, with respect to Taxes of the Company that require payment by, relate to or could reasonably be expected to have a material adverse affect on the Business. Neither any Seller nor the Company has waived any law or regulation fixing, or consented to the extension of, any period of time for the assessment of any Taxes, which waiver or consent is currently in effect.

         3.20 Contracts. Except as disclosed on Exhibit 3.20, the Company is not a party to, or bound by, any contracts, agreements, commitments or understandings ("Contracts"): (i) for the employment of any officer or employee;
(ii) for any Indebtedness; (iii) for leasing personal property (including, without limitation, leases for machinery and office equipment, furniture, fixtures, vehicles, and tools); (iv) involving the payment or receipt of in excess of $10,000 per annum or the term of which at any time exceeded one year (including, without limitation, vendor supply contracts or customer "blanket" purchase orders); (v) providing for the services of dealers, distributors, sales representatives or similar representatives; (vi) relating to the ownership, use or licensing of any patents, designs, trademarks, service marks, trade names, brand names, copyrights, inventions, processes, know-how, formulae, trade secrets or other proprietary rights; (vii) any covenants by or binding the Company not to compete or to not disclose any confidential information of other third parties; (viii) operating leases; or (ix) any other contract that is material to the Business.

                All of the Contracts constitute legal, valid and binding obligations of the Company, and are in full force and effect, and neither the Company nor, to Sellers' knowledge, any other party, has violated any provision of, or committed or failed to perform any act which with notice, lapse of time or both would constitute a default under the provisions of, any Contract, the termination of which could have a material adverse effect upon the properties, assets, liabilities, financial condition, results of operations or business prospects of the Company. Correct and complete copies of all written Contracts disclosed on Exhibit 3.20 have been provided to Buyer.

         3.21 No Default, Violation or Litigation. The Company, to Sellers' knowledge, is not in violation of any law, regulation or order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, laws, regulations, orders, restrictions and compliance schedules applicable to environmental standards and controls, wages and hours, civil rights and occupational health and safety), other than violations individually or in the aggregate that Sellers reasonably expect to have no material adverse effect on the Business, the Company or its assets, and have not received any notice of claimed noncompliance. To Sellers' knowledge, the Company is in compliance with the federal Occupational Safety and Health Administration's standards concerning exposure to noise (29 C.F.R. ss.1910.95). There are no lawsuits, proceedings, claims or governmental investigations pending or, to the knowledge of Sellers, threatened against or involving, the Company or against or involving any of the assets of the Company, or against or involving any officers or directors of the Company or that could otherwise materially affect the Business; and (ii) there are no judgments, consents, decrees, injunctions, or any other judicial or administrative mandates outstanding against the Company. None of the Sellers has knowledge of any fact, event or circumstance that may give rise to any suit, action, claim, proceeding or investigation that would be required to be set forth on Exhibit 3.21 were it currently pending or threatened.

         3.22 Legislation or Regulation. To the knowledge of Sellers, since the Balance Sheet Date, there has not been any legislation, statute, law, ordinance, code, rule or regulation, either proposed or adopted, by any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority prohibiting or in any way limiting the Business, operations or prospects of the Company except for such prohibitions or limitations which, individually or in the aggregate, would not have a material adverse effect upon the Business.

         3.23 Insurance. Exhibit 3.23 lists all insurance policies maintained by or on behalf of the Company, specifying (i) the insurer, (ii) the amount of the coverage, (iii) the type of insurance, (iv) the policy number and (v) any currently pending claims thereunder or any claims asserted thereunder or under similar policies since January 1, 1996. The Company has delivered to Buyer a correct and complete copy of each such insurance policy. All such policies are, and pending Closing will (or replacement policies will) continue to be, in full force and effect, and the Company is not in default with respect to any provision contained in any insurance policies, nor has it failed to give any notice or present any claim thereunder in due and timely fashion.

               All such insurance is in amounts and against such risks as are necessary and appropriate to protect the Business and the Company's assets. The Company has not been denied any insurance or indemnity bond coverage which it has requested, or received any written notice from or on behalf of any insurance carrier currently providing insurance relating to it (i) that insurance rates may or will be substantially increased, (ii) that there will be no renewal of policies presently in effect, or (iii) that material alterations to any of the properties or business operations of the Company are necessary or required by such carrier. Except as set forth on Exhibit 3.23, none of such insurance policies are subject to retroactive premium adjustment in respect of prior periods.

         3.24 Employment, Labor and Other Relations. Exhibit 3.24 lists the name, job classification and compensation (annual base salary, hourly wages and annual bonus) of each of the officers and employees of the Company as of September 30, 1996.

                  (a) Except as disclosed in Exhibit 3.24, the Company is not a party to or is otherwise bound by any contract, agreement or collective bargaining agreement with any labor union or organization or other commitment respecting employment or compensation of any of its officers, agents or employees, and, except as so disclosed, no employees of the Company are represented by any labor union or similar organization. The Company has not been involved in any labor strike, dispute, slow down or work stoppage, or union organizing campaign, except for the collective bargaining agreement so disclosed, involving its employees and none has been threatened. To the knowledge of Sellers, there is no existing or threatened labor disturbance by the Company's employees or of any of the Company's principal suppliers, contractors or customers that could have a material adverse effect upon the properties, assets, liabilities, financial condition, results of operations or business prospects of the Company.

                  (b) Except as disclosed on Exhibit 3.24, to Sellers' knowledge, there are no charges or complaints involving any federal, state or local civil rights enforcement agency or court; complaints or citations under the Occupational Safety and Health Act or any state or local occupational safety act or regulation; unfair labor practice charges or complaints with the National Labor Relations Board; complaints involving violation of fair labor standard law or the Family Medical Leave Act; or other claims, charges, actions, grievances, or controversies pending, or, to the knowledge of any Seller, threatened or proposed, involving the Company and any employee, former employee or any labor union or other organization representing or claiming to represent such employees' interests, which could materially and adversely affect the Business.

                  (c) To Sellers' knowledge, the Company is and has been in compliance in all material respects with all laws, rules and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, the sponsorship, maintenance, administration and operation of (or the participation of its employees in) occupational safety and health programs, and the Company is not engaged in any violation of any law, rule or regulation related to employment, including unfair labor practices or acts of employment discrimination, which could materially and adversely affect the Business.

                  (d) The Company has not had a plant closing or mass lay-off (as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988) affecting in whole or in part any facility, operating unit or employee of the Company since the effective date of that act.

         3.25 Employee Benefits. As used in this Agreement, the term "Employee Plan" includes any pension, retirement, savings, disability, medical, dental, health, life (including any individual life insurance policy on which the Company makes premium payments, whether or not the Company is the owner, beneficiary or both of such policy), death benefit, group insurance, profit sharing, deferred compensation, stock option, bonus, incentive, vacation pay, severance pay, or other employee benefit plan, trust, arrangement, contract, agreement, policy or commitment, including without limitation, any pension plan ("Pension Plan") as defined in ss.3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any welfare plan as defined in ss.3(1) of ERISA ("Welfare Plan"), whether any of the foregoing is funded, insured or self-funded, written or oral, (i) to which the Company is a party or by which the Company, or any of the rights, properties or assets of the Company, is bound or (ii) with respect to which the Company has made any payments, contributions or commitments since January 1, 1993, or may otherwise have any liability (whether or not the Company still maintains such plan, trust, arrangement, contract, agreement, policy or commitment). With respect to the Employee Plans:

                  (a) There are no Employee Plans or any employees entitled to retiree benefits under any Welfare Plans except as disclosed on Exhibit 3.25;

                  (b) The Company has no employee manuals or other written statements of policies or practices relating to employment, except as disclosed on Exhibit 3.25 and true and correct copies of such manuals or policies have been provided to Buyer;

                  (c) The Company has not received any notice to correct any violation of any applicable laws, rules or regulations relating to any of the Employee Plans, programs or policies disclosed on Exhibit 3.25 or the manner in which they are administered, with which it has not complied; and except as set forth on Exhibit 3.25, the provisions and operations of all such Employee Plans, programs and policies are in compliance with all applicable laws and governmental rules and regulations, other than violations individually or in the aggregate that Sellers and the Company reasonably expect to have no material adverse effect on the Business, the Company or its assets;

                  (d) Except as disclosed in Exhibit 3.25, the Company and any other trade or business (whether or not incorporated) which is under common control with the Company or is treated as a single employer with the Company ("Common Control Entity") under Section 414(b), (c) or (m) of the Internal Revenue Code of 1986 ("Code") does not maintain or contribute to, and has not maintained or contributed to, a Pension Plan subject to the provisions of Title IV of ERISA, and to the knowledge of Sellers, the Company has no potential liability under Title IV of ERISA. None of the Plans which are subject to Title IV of ERISA has incurred any "accumulated fund deficiency" within the meaning of
         Section 302 of ERISA or Section 412 of the Code. The Company and any Common Control Entity does not and has not had an obligation to contribute to any multi-employer plan (within the meaning of Section 3(37) of ERISA). The Company maintains no Employee Plan except as disclosed on Exhibit 3.25. Each employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by, or contributed to, by the Company has been administered in compliance in all material respects with its terms and with all filings, reporting, disclosure and other requirements of ERISA and the Code. Each such employee welfare benefit plan which is a group health plan has been administered in compliance in all material respects with its reporting and notice requirements under Section 4980B of the Code. Neither the Company nor any of its officers or directors has engaged in any transaction in violation of the prohibited transactions provisions set forth in Section 406 of ERISA;

                  (e) True and complete copies of the Employee Plans disclosed in Exhibit 3.24 including the Plan document, summary plan description, related trust agreements or annuity contracts (or any other funding instruments), the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Plan, each IRS Form 5500 series annual filing required to be filed with any governmental agency for each Employee Plan for the three most recent plan years and all actuarial reports prepared for the last three plan years of each Pension Plan, other than an individual account plan, have been provided to Buyer;

                  (f) The most recent IRS Form 5500 series annual filing for each Pension Plan subject to Title IV of ERISA disclosed in Exhibit
         3.25 contains an accurate description of the financial status of each such Pension Plan and, to Sellers' knowledge, there have been no adverse changes since the most recent forms provided with respect to each such Pension Plan; and

                  (g) Except as set forth on Exhibit 3.25, the Hutchinson Foundry Retirement Plan for Employees, the Hutchinson Foundry Products Company Retirement Plan for Employees, the Hutchinson Foundry Employees 401(k) Plan and the Hutchinson Foundry Products Company Profit Sharing Plan comply in all material respects with all of the "qualified plan" requirements contained in Sections 401(a) et seq. of the Code.

         3.26 Approvals. The Company possesses or has applied for all material governmental and other permits, licenses, consents, certificates, orders, authorizations and approvals (the "Approvals") to own or hold under lease and operate properties and assets and to carry on the Business as now conducted. The Company has not received any notice of proceedings relating to the revocation or modification of any such Approvals which, singly or in the aggregate, if the subject of an unfavorable ruling or finding, could adversely and materially affect the properties, assets, financial condition, results of operation or business prospects of the Company. The Approvals are identified in Exhibit 3.26. The Company is operating in compliance in all material respects with the provisions, terms and conditions of the Approvals.

         3.27     Environmental Matters.

                  (a) To Sellers' knowledge, the Real Property has been, and continues to be, used and operated by the Company in compliance in all material respects with all applicable federal, state and local environmental laws, regulations and guidelines as enacted, amended or reauthorized, promulgated, published or proposed.

                  (b) Except as set forth on Exhibit 3.27, to Sellers' knowledge there are no (i) environmental audits, assessments or occupational health studies undertaken by, or at the direction of, governmental agencies or the Company; (ii) reports of sampling or analyses of water (including groundwater analyses), soil, air or asbestos where non-compliance or contamination is indicated; (iii) inspections of the Real Property by the Environmental Protection Agency or other relevant environmental authority; (iv) written communications with environmental agencies relating to issues of noncompliance or contamination; and (v) claims or complaints concerning environmental matters of the Company.

                  (c) To Sellers' knowledge, there has been no actual or threatened "Release" of any "Hazardous Substance" at the Real Property and any premises previously occupied by the Company or at any disposal or treatment facility which received Hazardous Substances generated by the Company or its predecessors. "Release" will have the meanings assigned to it in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"). "Hazardous Substance" will have the meanings assigned to it in CERCLA and, in addition, will include fuel oil and petroleum and any constituent thereof and any petroleum-based product.

                  (d) To Sellers' knowledge, the Company has not disposed, handled, treated, or arranged for the storage, disposal, handling or treatment of, any Hazardous Substance or other waste at a site or location, or has leased, used, owned a site or location including but not limited to any site which, pursuant to CERCLA or other similar state law: (i) has been placed on the National Priorities List or its state equivalent; (ii) the Environmental Protection Agency or relevant state authority has proposed, or is proposing, to place on the National Priorities List or state equivalent; (iii) is on notice of, or subject to a claim, administrative order or other demand either to take "removal" or "remedial" action as those terms are defined by CERCLA, or to reimburse any person who has taken "removal" or "remedial" action in connection with that site; (iv) has filed (or has had filed) with respect to that site a notification of hazardous waste activities; or
         (v) is on the Comprehensive Environmental Response Compensation Liability Information System List.

                  (e) The Company has not owned or operated, nor does it presently own or operate, any underground storage tanks as defined in the Resource Conservation and Recovery Act ("RCRA"). To Sellers' knowledge, all tanks and related pipes are presently and have been in the past in good condition and do not leak.

                  (f) There are no hazardous wastes, drums or containers disposed of or buried by the Company or, to Sellers' knowledge, any other person, on, in or under the ground or any surface waters located on the Real Property or any premises previously occupied by the Company. Neither the Company, or to the knowledge of any Seller, any third parties, have disposed of or buried any hazardous wastes, drums or containers on, in or under the ground or any surface waters located on the Real Property or any premises previously occupied by the Company. None of the Company or any party acting on behalf of the Company has disposed of or buried, or arranged to dispose of or bury, any waste, drums or containers in or on the Real Property of a third party other than those pursuant to and in compliance with RCRA.

                  (g) Except as disclosed in Exhibit 3.27, to Sellers' knowledge, there have been no polychlorinated biphenyls, radon, asbestos, lead-based paint, lead in the drinking water or urea formaldehyde in or on the Real Property or any premises previously occupied by the Company.

         3.28 Transactions With Affiliates. Except as disclosed on Exhibit 3.28, there are no contracts or arrangements (formal or informal, written or oral), directly or indirectly, between the Company, on the one hand, and any of the Sellers or any persons controlling, under common control with or controlled by any Seller, on the other hand. Except as disclosed on Exhibit 3.28, no Seller nor the Company nor any of their affiliates has any direct or indirect interest in any entity involved in any business which is competitive with the Business.

         3.29 Principal Customers and Suppliers. Exhibit 3.29 lists the ten largest customers and suppliers of the Company in terms of purchases and sales during the fiscal year ended December 31, 1995, showing the total purchases and sales by or from each such customer or supplier during such period. There has not been any material adverse change in the business relationship of the Company with any such named customer or supplier since January 1, 1993, or any other material customer or supplier since the September Balance Sheet Date. The Company is not required to provide bonding or any other security agreements in connection with any transactions with any of its current customers or suppliers.

         3.30 Hart-Scott-Rodino. Neither the net sales or the total assets of the Company equal or are greater than $10,000,000 for the most recently completed fiscal year of the Company.

         3.31 Prior Noncompete Agreement. In connection with the acquisition of substantially all of the assets of Hutchinson Foundry Products Company effective December 31, 1992, the Company entered into a noncompete agreement with Thomas
K. Hutchinson (the "Hutchinson Agreement"). The Hutchinson Agreement is a legal, valid and binding obligation of the Company and Thomas K. Hutchinson and is in full force and effect. Neither the Company nor Thomas K. Hutchinson, to the Company's and Sellers' knowledge, has violated any provision of, or committed or failed to perform any act which, with notice, lapse of time or both, would constitute a default under the Hutchinson Agreement. Any monetary obligation outstanding under the Hutchinson Agreement shall be borne by the Sellers. Neither the Company nor Sellers have any reason to believe or know that Thomas
K. Hutchinson or any affiliate will compete with the Company at or after the expiration of the term of the Hutchinson Agreement.

         3.32 Workers' Compensation. The Company was subject to a retrospective rating plan for the period commencing December 31, 1992 and ending December 30, 1995 ("'95 Period"). In accordance with said plan, the policy maximum was $553,467, of which $422,127 has been paid to date. The payments made by the Company for the period from December 31, 1992 through December 30, 1996 are collectively referred to as the "Workers' Compensation Payments." For the year commencing December 31, 1995 and ending December 31, 1996, Company has paid $172,446. Except for an audit adjustment premium which may arise as a result of the 1996 payroll audit by the Company's insurance carrier and a maximum additional premium for the '95 Period of $131,340, no further Workers' Compensation Payments are payable for any prior period.

         3.33 Investment Purposes. Each Seller severally represents it is acquiring the Notes for its own account for investment purposes only and not with a view to, or for resale in connection with, the distribution thereof, and each Seller has no present intention of distributing or reselling the Notes.

         3.34 Representations of Foundation. Foundation severally represents and warrants to Buyer as follows:

                  (a) Foundation is a non-profit trust duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

                  (b) Foundation has all necessary power and authority to make, execute and deliver this Agreement and all other agreements and documents to be executed and delivered by it pursuant to this Agreement, and it has taken all necessary action required to be taken to authorize it to execute and deliver this Agreement and to perform all of its obligations, undertakings and agreements to be observed and performed by it hereunder and thereunder. This Agreement has been, and all other agreements and documents to be executed and delivered pursuant to this Agreement will be duly executed and delivered by Foundation, and constitute a legal, valid, binding agreement of Foundation enforceable in accordance with its terms subject, as to the enforcement of remedies, to general equitable principles and to bankruptcy, insolvency and similar laws affecting creditors' rights generally.

                  (c) Foundation is the direct record and beneficial owner of the Stock set forth opposite its name on Exhibit 3.6, and such Stock will, at Closing, be free and clear of any Lien. Upon delivery of and payment for the Stock as provided in this Agreement, Buyer will acquire good and valid title to the Stock, free and clear of any Lien.

                  (d) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not constitute a violation of, or be in conflict with, or result in a cancellation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or create (or cause the acceleration of the maturity of) any debt, obligation or liability affecting, or result in the creation or imposition of any Lien upon the Stock under (i) any term or provision of the organizational documents of Foundation; or (ii) any judgment, ruling, decree, writ, order, regulation or rule of any court or governmental authority; or (iii) any statute, ordinance or law;

                  (e) Foundation is acquiring the Notes for its own account for investment purposes only and not with a view to, or for resale in connection with, the distribution thereof, and with no present intention of distributing or reselling the Notes.

         3.35 Limitation of Foundation Representations. The representations and warranties of Foundation are limited to those contained in Section 3.34.

                   4. REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Sellers as follows:

         4.1 Organization, Power and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own or hold under lease its properties and assets and to carry on its business as now conducted.

         4.2 Authority. Buyer has all necessary power and authority, corporate and otherwise, to make, execute and deliver this Agreement and all other agreements and documents to be executed and delivered by it pursuant to this Agreement; and Buyer has taken all necessary actions required to be taken to authorize it to execute and deliver this Agreement and such other agreements, and to perform all of its obligations, undertakings and agreements to be observed and performed by it hereunder and thereunder. This Agreement has been, and all other agreements and documents to be executed and delivered pursuant to this Agreement will be, duly executed and delivered by Buyer, and constitutes the legal, valid and binding agreement of Buyer enforceable in accordance with its terms subject, as to the enforcement of remedies, to general equitable principles and to bankruptcy, insolvency and similar laws affecting creditors' rights generally.

         4.3 No Violation. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not (a) constitute a violation of, or be in conflict with, or result in a cancellation of, or constitute a default under (or an event which with notice or lapse of time or both would constitute a default), or create (or cause the acceleration of the maturity of) any debt, obligation or liability affecting, or result in the creation or imposition of any security interest, lien, or other encumbrance upon any of the assets owned or used by, or any of the capital stock of Buyer under: (i) any term or provision of the certificate of incorporation or by-laws (or other organizational documents) of Buyer; (ii) any judgment, decree, order, regulation or rule of any court or governmental authority; (iii) any statute, ordinance or law; or (iv) any contract, agreement, indenture, lease or other commitment to which Buyer is a party or by which it is bound; or (b) cause any material change in the rights or obligations of any party under any such contract, agreement, indenture, lease or commitment.

         4.4 Consents. Except as disclosed on Exhibit 4.4, no consent of, or notice to, any federal, state or local authority, or any private person or entity, is required to be obtained or given by Buyer in connection with the execution, delivery or performance of this Agreement or any other Agreement or document to be executed, delivered or performed hereunder by Buyer, or the consummation of the transactions contemplated hereby.


                                  5. COVENANTS

         5.1 Pre-Closing Covenants of Sellers. The Sellers covenant and agree with Buyer that from the date of this Agreement until the Closing or other termination of this Agreement:

                  5.1.1 Conduct of Business: No Material Change. The Company will conduct its business only in the ordinary course in conformity with past practices, and except with Buyer's consent, which consent will not be unreasonably withheld, it will not, except in the ordinary course of its Business, (i) make any change in its business or operations, (ii) make any change in the compensation of any officer or other employees of the Company,
(iii) hire any new employees, (iv) enter into any material contracts or commitments involving the payment or receipt of in excess of $50,000 by the Company or the term of which exceeds 30 days, (v) make any individual or series of related capital expenditures in excess of $10,000, and (vi) enter into any other transaction affecting the Business. Without limiting the foregoing, the Company will use its best efforts to avoid any change in its business which, if occurring prior to the date of this Agreement, would have been subject to disclosure pursuant to Section 3.10 of this Agreement.

                  5.1.2 Maintain Business as Going Concern. Sellers will use their reasonable best efforts to cause the Company to preserve its business organization and, to the extent reasonably possible, keep available the services of its present officers, employees, and agents and will use its best efforts to preserve the goodwill of its suppliers, customers and others having business relations therewith.

                  5.1.3 Investigation. The Company shall allow Buyer and its representatives full access to all operations, machinery, equipment, inventories, property, offices, books, contracts, commitments, records and affairs of the Company for the purpose of familiarizing themselves with the operation and conduct of all aspects of the Business and for the purpose of reasonable inspection, examination, audit, counting and copying; provided that such access does not unreasonably interfere with the operation and conduct of the Business.

                  5.1.4 Preserve Accuracy of Representations and Warranties. The Company and Sellers shall refrain from taking any action which would render any representation and/or warranty contained in this Agreement inaccurate as of the Closing Date, except for changes specified in, permitted or contemplated by this Agreement.

                  5.1.5 Certain Consents to Assignment. Sellers shall cause the Company, at the request of Buyer, to obtain consents to assignment for all contracts or agreements which require consent to assignment and which are being transferred to Buyer, whether or not Buyer has agreed to waive such consents as a condition to Closing, including but not limited to those consents described in
Exhibit 3.4.

                  5.1.6 Environmental Audit. The Buyer shall, at its expense, obtain and deliver to Company, a "Phase I" environmental assessment of the Real Property prepared by an environmental engineering firm appointed by Buyer. Company shall provide, at its expense, any additional environmental assessments or reports reasonably requested by Buyer and agreed to by Company.

                  5.1.7 No Solicitation. Sellers will not, and will not cause or permit the Company to: (i) solicit or encourage any inquiries or proposals for, or enter into any discussions or agreement with respect to, the acquisition of any of the securities or other capital stock of the Company, the Business, or all, or substantially all, of the assets of the Company (an "Acquisition Transaction"); or (ii) except as required by law or regulation, furnish or cause to be furnished any non-public information concerning the business and operations of the Company to any person (other than any of the parties hereto, and their agents and representatives, and any governmental or regulatory authority or third party whose consent is required in connection with the transactions contemplated by this Agreement). Each Seller will promptly notify Buyer of any inquiry or proposal received by such Seller or the Company with respect to any Acquisition Transaction. Each Seller will not, after the date hereof, sell, transfer or otherwise dispose of, grant any option or proxy to any person with respect to, create any Lien upon, or transfer any interest in, any of the securities or any shares of the capital stock of the Company, or enter into any agreement to do so.

                  5.1.8 Status of Title. The Company shall, within 15 days after the execution of this Agreement, furnish Buyer a commitment issued by Chicago Title Insurance Company (the "Title Company"), committing such company to issue an ALTA Owners Policy of Title Insurance (the "Commitment"), a Uniform Commercial Code Search ("UCC Search"), and a special tax search (the "Tax Search") with respect to the Business, and thereafter the following shall occur:

                  (a) Within 30 days following the date of this Agreement, the Company shall obtain and furnish to Buyer a current updated "as built" survey of the Real Property (the "Survey"), which Survey shall be prepared in accordance with the ALTA/ACSM standards and certified to the Buyer and the Title Company;

                  (b) Within 15 days after the date Buyer receives the Commitment, UCC Search, Tax Search and the Survey, the Buyer shall serve upon the Company a notice specifying those exceptions to title shown on the Commitment, Tax Search and UCC Search and those encroachments and other survey defects, if any, shown on the Survey, which the Buyer does not approve (the "Title Defects");

                  (c) In the event the Buyer fails to notify the Company within such 15 day period, then Buyer shall be deemed to have approved all exceptions to title shown on the Commitment, Tax Search and UCC Search and all matters shown on the Survey;

                  (d) Upon receipt by the Company of the Buyer's notification of Title Defects, the Company shall use its best efforts (which, in the case of any lien which may be discharged by the furnishing of a bond, shall include appropriate arrangements for bonding or other discharge of such lien or such mutually satisfactory arrangement for removal of such lien as the parties may agree upon in writing) to cause the removal of such defect prior to Closing;

                  (e) If prior to Closing the Company shall fail to eliminate such exception, then Buyer may elect: (i) to accept the Real Property with such additional Title Defect, but with a mutually acceptable adjustment to the Estimated Purchase Price, or (ii) terminate this Agreement.

                  5.1.9 Other Sellers Legal Opinion. CFB, CIP, MorAmerica and Foundation shall, prior to Closing, deliver legal opinions of their respective counsel, to Summers, Compton, Wells & Hamburg and Buyer opining to Section 3.2 and Section 3.3 of this Agreement.

                  5.1.10 General Industries Account Receivable. The General Industries account receivable in the amount of $100,443, which account receivable was heretofore reserved against due to the General Industries bankruptcy and subsequently partially reversed to the extent of approximately $64,000, will be retained by the Company to the extent payments are received. Neither Sellers nor the Company shall further reverse or write-up the General Industries account receivable.

         5.2 Post Closing Covenants of the Sellers.

                  5.2.1 Noncompete. For a period ending five years after the Closing Date (the "Restricted Period") Sellers, other than Houghton, their respective employees, officers, representatives, managers and directors shall not directly or indirectly compete with the Company, whether personally or as an owner, director, consultant, employee, manager, associate, partner, agent or otherwise, in the business of the Company as such business is conducted by the Company as of the Closing Date within the United States (the "Restricted Territory"), provided, however, that the restriction contained in this Section
5.2.1 shall not apply to (i) any outstanding investment of any such Sellers (other than Houghton) on the date of this Agreement in any corporation or other entity that competes with the business of the Company, (ii) any binding commitment that any such Sellers (other than Houghton) may have on the date of this Agreement to invest funds in any corporation or other entity that competes with the business of the Company, and (iii) any investment by any such Sellers (other than Houghton) in a corporation or other entity that has a class of securities registered under Section 12 of the Securities Exchange Act of 1934, if such investment does not exceed five percent (5%) of the aggregate equity interest or aggregate voting power of all classes of equity securities of such corporation or other entity as of the date of this Agreement or at the time such investment is made after the date of this Agreement.

                  5.2.2 Nonsolicitation. Except as may occur in connection with or as a result of their investments described in clauses (i) through (iii) of
Section 5.2.1, Sellers other than Houghton, during the Restricted Period, and their respective employees, officers, representatives, managers and directors, will not solicit orders, directly or indirectly (whether as an owner, consultant, manager, employee, director, partner, agent or otherwise), from any customer of Buyer in the Restricted Territory for any product that is substantially similar to any product that is offered by the Company as of the Closing Date. During the Restricted Period, the Sellers, other than Houghton, and their respective employees, officers, representatives, managers and directors will not solicit the employment of any employee of the Company who continued employment with the Company or the Buyer on and after the Closing Date.

                  5.2.3 Confidentiality. Each Seller, other than Houghton, further acknowledges that it has had access to confidential information of the Company. Each Seller, other than Houghton, covenants and agrees that it will not use for its own behalf or divulge to any third party, except pursuant to subpoena and thereupon only after providing written notice to the Buyer and allowing it seven (7) business days to quash the subpoena or obtain other appropriate judicial remedy, any confidential information or trade secrets of the Company. As used herein, confidential information will consist of all information, knowledge or data relating to the

Company (including without limit all information relating to the Company, production methods, customer and prospective customer lists, prices and trade practices) which is not in the public domain or otherwise published or publicly available. Except as may be required by law or regulation, and to the extent reasonably possible, each Seller, other than Houghton, agrees to deliver to Buyer at the Closing all material (and all copies thereof) that contains or relates to confidential information.

                  5.2.4 Reasonable Restrictions. Each Seller, other than Houghton, acknowledges that the restrictions contained in Sections 5.2.1-3 are reasonable and necessary to protect the legitimate interests of Buyer, do not cause such Seller undue hardship, and that any violations of any provision of Sections 5.2.1-3 will result in irreparable injury to Buyer and that, therefore, Buyer is entitled to preliminary and permanent injunctive relief in any court of competent jurisdiction and to an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights will be cumulative and in addition to any other rights or remedies to which Buyer may be entitled.

                  5.2.5 Houghton Noncompete. It is agreed that the noncompete, nonsolicitation and confidentiality agreements of Houghton are set forth and contained in the Employment Agreement.

                  5.2.6 Waiver/Termination of Various Agreements. Sellers, other than Foundation, agree that effective with the execution of this Agreement, each Seller shall have waived any rights arising from or under (i) the Securities Purchase Agreement dated as of March 10, 1993 by and among the Company and Sellers, other than Foundation; (ii) the Tag-Along Agreement dated as of March 10, 1993 by and among the Company and Sellers, other than Foundation; and (iii) The Agreement Among Shareholders, Directors and The Company, dated as of March 10, 1993, by and among the Company, Sellers, other than Foundation and Thomas K. Hutchinson, and Sellers, other than Foundation further agree that immediately effective with the Closing of this Agreement, all such agreements shall be terminated and of no further force or effect; provided, however, it is further agreed that in the event this Agreement and the transactions contemplated hereby are not consummated, then the waivers contained in this Section 5.2.6. will be deemed null and void, all rights of Sellers, other than Foundation under such agreement shall be reinstated and Sellers, other than Foundation shall be entitled to the benefit of all such agreements.

         5.3 Post Closing Covenants of the Buyer and Sellers.

                  5.3.1 Cooperation Regarding Tax Matters. The Buyer and Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books, records, computer files and personnel) and assistance relating to the Company as is reasonably necessary for the filing of any return, for the preparation for any audit, or for the prosecution or defense of any action with respect to Taxes. Sellers and Buyer agree to retain or cause to be retained all books, records and computer files pertinent to the Company until the applicable period for assessment under all applicable law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any government. For a period of eight years after the Closing Date, Buyer shall, and shall cause the Company to, give Sellers reasonable notice prior to transferring, discarding or destroying any such books, records or computer files relating to Tax matters, and if any Seller so requests, Buyer shall, or shall cause the Company to, allow such Seller to take possession of such books, records and computer files. The Buyer and Sellers shall cooperate with each other in the conduct of any audit or other proceeding involving the Company for any Tax purpose and shall each execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section.

                  5.3.2 Proration of Real Property Taxes. Sellers shall be responsible to pay all real estate taxes and assessments for the period prior to the Closing and Buyer shall be responsible for the real estate taxes and assessments for the period after the Closing.

                  5.3.3 Workers' Compensation Payments. Sellers, exclusive of the Foundation, shall be responsible in the proportions set forth in Exhibit 5.3.3, and shall pay all sums due under the workers' compensation retrospective rating plan, including, but not limited to, audit premiums, audit adjustment payments and retrospective adjustments, within 30 days after the Company has given notice in accordance with Section 9.5 of any such liability or obligation, which notice shall be accompanied by an applicable invoice or other supporting documentation for said payment, and payment directions. In the event the Company receives a refund, return of, or payment from the Workers' Compensation Payments, Buyer shall, within ten (10) days of the receipt of such funds, cause the Company to distribute to Sellers the funds in the proportions set forth in
Exhibit 5.3.3.


                            6. CONDITIONS TO CLOSING

         6.1 Conditions to Buyer's Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to Closing of each of the following conditions:

                  6.1.1 Representations and Warranties. All representations and warranties made by Sellers contained in this Agreement will be true and correct on the date of this Agreement and as of the Closing Date as though such representations and warranties were made as of the Closing Date, except for those representations and warranties which have been specifically corrected through the delivery to Buyer of a revised Exhibit after the date of this Agreement and prior to Closing so that at Closing the representations and warranties shall be true and correct as of the Closing Date, and Sellers will have duly performed or complied with all of the obligations to be performed or complied with by it under the terms of this Agreement on or prior to Closing.

                  6.1.2 Consents and Approvals. All material authorizations, consents, waivers, approvals or other action required in connection with the execution, delivery and performance of this Agreement by Sellers and the consummation by Sellers of the transactions contemplated hereby, will have been obtained, and Sellers will have obtained any authorizations, consents, waivers, approvals or other action required in connection with the execution, delivery and performance of this Agreement to prevent a material breach or default by Sellers under any material contract to which either any Seller or the Company is a party and for the continuation of any agreement to which either any Seller or the Company is a party and which relates and is material to the Business. Sellers will have obtained the agreement of Thomas K. Hutchinson to the termination of The Agreement Among Shareholders, Directors and The Company dated March 10, 1993.

                  6.1.3 No Material Change. No material adverse change will have occurred (whether or not covered by insurance) in the assets, financial condition or prospects of the Business.

                  6.1.4 Environmental Matters. Sellers shall have completed for the filing with all appropriate governmental entities and/or agencies, the Environmental Disclosure Document for Transfer of Real Property pursuant to the Illinois Responsible Property Transfer Act of 1988.

                  6.1.5 Title Insurance. Sellers will provide for the Real Property, satisfactory to Buyer, a current standard ALTA form including ALTA Owner's Fee Policy of Title Insurance in the amount Buyer determines, Form 8-Environmental Protection Lien endorsement and the title policy shall be without any exceptions except for the standard printed exceptions customarily set forth in Schedule B to said form and containing zoning and other endorsements reasonably requested by Buyer.

                  6.1.6 Lender's Approval. Buyer will have obtained, to the extent required by all applicable loan agreements, the consent, approval, waiver or other action required from its lenders in connection with the execution, delivery and performance of this Agreement.

                  6.1.7 No Suit. No suit, action or other proceeding or investigation will, to the knowledge of any party to this Agreement, be threatened or pending before or by any governmental agency or by any third party questioning the legality of this Agreement or the consummation of the transactions contemplated hereby in whole or in part.

                  6.1.8 Deliveries. Sellers will have delivered the documents required to be delivered by Section 2.3.

                  6.1.9 Closing. The Closing will have occurred by the Closing Date.

                  6.1.10 Redemption. All of the issued and outstanding shares of Preferred Stock shall have been redeemed and canceled, and holders of the Warrants shall have exercised all Warrants prior to Closing.

                  6.1.11 Board Approval. Buyer's Board of Directors shall have approved the terms and conditions of this Agreement and the transaction contemplated hereby within fifteen (15) days of the execution of this Agreement, it being agreed that if Buyer fails to notify Sellers in accordance with Section
9.5 within said time period that this Agreement has not been approved, it shall be conclusively deemed to be approved by said Board.

         6.2 Conditions to Sellers' Obligations. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions:

                  6.2.1 Representations and Warranties. The representations and warranties made by Buyer contained in this Agreement will be true and correct on the date of this Agreement and as of the Closing Date as though such representations and warranties were made as of the Closing Date, and Buyer will have duly performed or complied with all of the obligations to be performed or complied with by it under the terms of this Agreement on or prior to Closing.

                  6.2.2 Approvals. All material authorizations or approvals or other action required in connection with the execution, delivery and performance of this Agreement by Buyer, and the consummation by Buyer of the transactions contemplated hereby, will have been obtained.

                  6.2.3 No Suit. No suit, action or other proceeding or investigation will, to the knowledge of any party to this Agreement, be threatened or pending before or by any governmental agency or by any third party questioning the legality of this Agreement or the consummation of the transactions contemplated hereby in whole or in part.

                  6.2.4 Deliveries. Buyer will have delivered the documents required to be delivered by Section 2.4.


                               7. INDEMNIFICATION

         7.1 Indemnification of Buyer. Subject to the limitations set forth in Sections 7.4 and 7.5, Sellers, severally in the proportion set forth in Exhibit 2.4(a) except with regard to representations and warranties which certain Sellers are solely the indemnifying party, then solely said representing and warranting Seller, agrees to reimburse, indemnify and hold Buyer and its directors, officers, shareholders, employees and agents and their respective heirs and successors harmless from, against and in respect of all losses, claims, damages, liabilities, taxes, costs and expenses, including, without limitation, fines, penalties, court costs and reasonable attorneys' fees (collectively, "Loss"), which Buyer may suffer or incur in connection with any of the following:

                  (a) any untruth, inaccuracy, breach or omission of, from or in the representations and warranties made to Buyer herein; or any nonfulfillment of any covenant or agreement of Sellers under this Agreement;

                  (b) the operation of the Business on or prior to the Closing Date;

                  (c) any fees, expenses or other payments incurred or owed by the Company or Sellers to any brokers or third parties retained or employed by it or the Company in connection with the transactions contemplated by the Agreement;

                  (d) any Taxes of the Company for the period prior to the Closing Date, and all Workers' Compensation Payments relating to claims of Company for the period prior to the Closing Date, and taxes of Sellers and Sellers' affiliates; and

                  (e) any claim made by a third party alleging facts which, if true, would entitle Buyer to indemnification hereunder.

         7.2 Indemnification of Sellers. Subject to the limitations set forth in
Section 7.5, Buyer agrees to reimburse, indemnify and hold each Seller and its directors, officers, shareholders, employees and agents and their respective heirs and successors harmless from, against and in respect of all Loss which such Seller may suffer or incur in connection with any of the following:

                  (a) any untruth, inaccuracy, breach or omission of, from or in, the representations and warranties made to Sellers herein; or any nonfulfillment of any covenant or agreement of Buyer under this Agreement;

                  (b) the operation of the Business and all Taxes for periods after the Closing Date;

                  (c) any fees, expenses or other payments incurred or owed by Buyer to any brokers or third parties retained or employed by it in connection with the transactions contemplated by the Agreement;

                  (d) any claim made by a third party alleging facts which, if true, would entitle the Sellers to indemnification hereunder pursuant to the above; and

                  (e) any claim made by a third party alleging facts which, if true, would entitle Sellers to indemnification hereunder.

         7.3      Method of Asserting Claims.

                  (a) Notice of Claim. In the event that any legal proceedings shall be instituted or any claim or demand shall be given by any person, including but not limited to Buyer and Sellers, in respect of which payment may be sought by any party from any other party under the provisions of Sections 7.1 or 7.2, the party seeking indemnification (the "Indemnitee") shall cause written notice of any claim of which it has knowledge which is covered by this Agreement to be forwarded promptly to the party from which indemnification is sought ("Indemnitor"). Such notice shall specify the amount and nature of the claim and the reason why it constitutes an indemnified liability, it being understood that failure to so provide notice shall not relieve the other party from liability except to the extent damages or prejudice results from such failure.

                  (b) Payment of Claims. In the event of a Loss other than a third party claim, the Indemnitor shall remit the amounts due, as indicated in such notice, within thirty days of receipt thereof, unless the Indemnitor asserts in a writing delivered to the Indemnitee that the claim is not an indemnified liability or disputes the amount of the Loss in good faith (a "Disputed Claim"), it being understood that the failure by the Indemnitor to respond within thirty days of receipt of such notice shall be deemed to be an acknowledgment of the correctness of the amounts due as set forth in the notice; provided, however, it is agreed that in the event Buyer suffers or incurs a Loss for which indemnification is permitted by the foregoing, Buyer shall, subject to the Disputed Claim provision herein, have the right, in addition to any other remedies to which Buyer may be entitled to if Indemnitor fails to pay such Loss to then pay such Loss and set off the amount therein, first against the Convertible Notes and thereafter against the EBITDA Notes in the proportion set forth in Exhibit 2.4(a) or against the Convertible Note and/or EBITDA Note of the Indemnitor if the obligation is its sole obligation. Should Indemnitor dispute the claim, Buyer shall withhold payment upon the Notes in an amount equal to the amount of such Loss. With respect to the payment of a disputed claim by and between Sellers and Buyer which is subsequently resolved in favor of the Indemnitor, interest shall be paid on withheld funds. Upon the resolution of the Disputed Claim, the withheld funds shall be distributed as claimant and Indemnitor agree in writing.

                  (c) Third Party Claims. Except as provided in Section 7.3(d), in case any action is brought by a third party against any Indemnitee with respect to which such Indemnitee is entitled to indemnification hereunder and notice of such action to the Indemnitor has been given pursuant to Section 7.3(a), the Indemnitor will be entitled to participate therein, and to the extent it may elect by written notice delivered to the Indemnitee within thirty days after receiving the aforesaid notice from such Indemnitee, to assume the defense thereof with counsel reasonably satisfactory to such Indemnitee. Such Indemnitee shall cooperate with respect to any such participation or defense. Notwithstanding the foregoing, the Indemnitee shall have the right to employ its own counsel in any such case but the fees and expenses of such counsel shall be at the expense of such Indemnitee, unless (i) the employment of such counsel shall have been authorized in writing by the Indemnitor, (ii) the Indemnitor shall not have employed counsel reasonably satisfactory to such Indemnitee to have charge of the defense of such action within thirty days after notice of commencement of the action, or (iii) such Indemnitee shall have reasonably concluded, based upon written advice of counsel, that there may be defenses available to it which are different from or additional to those available to the Indemnitor (in which case the Indemnitor shall not have the right to direct the defense of such action on behalf of the Indemnitee with respect to such different defenses), in any of which events such fees and expenses of one additional counsel shall be borne by the Indemnitor. Notwithstanding anything in this Article 7 to the contrary, an Indemnitor shall not be liable for any settlement of any claim or action effected without its written consent; provided, however, that such consent is not unreasonably withheld. Upon payment of indemnification by the Indemnitor, the Indemnitee, if requested in writing by the Indemnitor, will assign to Indemnitor its right against any applicable account debtor or other responsible party to the extent of the indemnification payment.

                  (d) Disputes With Customers and Suppliers. Anything in Article 7 to the contrary notwithstanding, in an action, proceeding or investigation by any supplier or customer of the Company with respect to business conducted by the Company prior to closing, notice shall be given provided in Section 7.3(a), but unless Buyer otherwise agrees, it shall have the exclusive right to defend, compromise and settle any such matter, subject to the duty to consult with Indemnitor and its counsel in connection with such defense during or prior to any final resolution of the dispute. Buyer shall have the right , in addition to any other remedies to which Buyer may be entitled, to set off any Loss or set off and withhold, the amount claimed until the dispute is resolved, at which time any excess withheld shall be distributed. No interest shall be paid on the withheld funds.

         7.4 Limitations on Indemnification Payments. Indemnitor shall not be liable under this Article 7 except to the extent that aggregate amount of all such claims against Indemnitor exceeds $150,000, and the aggregate liability of Indemnitor pursuant to one or more claims of indemnity under this Article 7 shall not exceed $2,000,000. For purposes of determining amounts to be paid hereunder, if the liability is greater than $150,000, than the amount to be paid is the total amount of the liability starting from the first dollar. Notwithstanding the foregoing, Indemnitor shall not be required to indemnify or hold Indemnitee harmless against any individual Loss unless such Loss exceeds $1,000, and no individual Loss of less than $1,000 shall be considered in determining whether the aggregate Losses exceed the threshold and aggregate liability limit set forth in the preceding sentence; provided, however, for purposes hereof, the individual Loss limit of $1,000 refers to a single category, not individual item, for example, accounts receivable is a category and separate receivables or claims can be aggregated to determine whether the $1,000 threshold is reached. The limitations contained in this Section 7.4 shall not apply to Seller's indemnification for Losses described in Section 7.1(d) above.

         7.5 Survival. In the absence of fraud or intentional misrepresentation, the representations and warranties of Sellers contained in Article 3 shall survive the Closing for a period of eighteen (18) months following the Closing; provided that the representations and warranties contained in Sections 3.19, 3.25, 3.27 and 3.32 shall terminate at the close of business on the (120th day) following the expiration of the applicable statute of limitations. In the absence of fraud or intentional misrepresentation, the representations and warranties of Buyer contained in Article 4 shall survive the Closing for a period of eighteen (18) months following the Closing.

                                 8. TERMINATION

         This Agreement and the transactions contemplated hereby may be terminated without liability to any party prior to or at Closing, as follows:

         8.1 Mutual Consent. By mutual consent of all of the Buyer and Sellers.

         8.2 Breach. By Buyer or Sellers by reason of the breach by the other in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.

         8.3 Conditions Precedent. By Buyer or Seller if the conditions precedent to their respective obligations contained in Sections 6.1 or 6.2 have not been met in all material respects on the Closing Date through no fault of the terminating party.

         8.4 Title Defects. By Buyer, pursuant to the terms of Section 5.1.9(e).

         8.5 Termination Date. By Buyer or Sellers if, through no fault of the terminating party, the transaction has not been closed by January 15, 1997.

         8.6 EBITDA Shortfall. In the event Sellers determine in good faith that the Company's EBITDA for year-end 1996 will be less than $2,250,000, Sellers shall provide notice of such determination to Buyer in accordance with Section
9.5 by December 25, 1996, then either Buyer or Sellers may terminate this Agreement and the transaction contemplated hereby prior to December 31, 1996.

                              9. GENERAL PROVISIONS

         The parties further covenant and agree as follows:

         9.1 Waiver of Terms. Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof but only by a written notice signed by the party or parties waiving such terms or conditions.

         9.2 Amendment of Agreement. This Agreement may be amended or supplemented at any time only by written instrument duly executed by each of the parties.

         9.3 Payment of Expenses. Each party will pay its own expenses, including, without limitation, the expenses of its own counsel, investment bankers and accountants, incurred in connection with the preparation, execution and delivery of this Agreement and the other agreements and documents referred to herein and the consummation of the transactions contemplated hereby and thereby, except to the extent that Buyer shall bear the additional specific expenses incurred by the Title Company in connection with the Commitment and shall be responsible for the cost of the services and expenses of Coopers & Lybrand L.L.P. incurred by Sellers in connection with the preparation and delivery of the Closing Working Capital Schedule, the EBITDA Statement and the Company's financial statements audited by Coopers & Lybrand L.L.P. for Company's year ended December 31, 1996 and the Closing Date, if the Closing Date is subsequent to January 3, 1997, to the extent of the amount which is in excess of the annual audit expenses ordinarily incurred by the Company.

         9.4 Contents of Agreement, Parties in Interest, Assignment. This Agreement and the other agreements and documents referred to herein set forth the entire understanding of the parties with respect to the subject matter hereof. Any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement. All representations, warranties, covenants, terms and conditions of this Agreement and the documents contemplated hereby will be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto; provided, however, that none of the rights or obligations of any of the parties hereto may be assigned without the prior written consent of the other party hereto, which consent will not unreasonably be withheld.

         9.5 Notices. All notices, requests, demands and other communications, including but not limited to, the Closing Working Capital Schedule, the EBITDA Statement and the Adjustment Report required or permitted to be given hereunder will be by hand-delivery, certified or registered mail, return receipt requested; fax, or overnight courier to the parties set forth below. Such notices will be deemed given at the time personally delivered, if delivered by hand or by courier; at the time received if sent certified or registered mail; and when sent if faxed.


If to Sellers:  Hutchinson Foundry Products Co.        Copy to:    Summers, Compton, Wells & Hamburg
                3131 Alby Street                                   8909 Ladue Road
                Alton, IL 62002                                    St. Louis, MO 63124
                Fax: 618/465-5529                                  Fax: 314/991-2413
                Attn:  Timothy Houghton                            Attn:  Michael M.  Sayers

                           and

                CFB Venture Fund II, L.P.
                Capital For Business
                11 South Meramec  #1430
                St. Louis, MO 63105
                Fax: 314/746-8739
                Attn:  Stephen B.  Broun


                           and

If to Buyer:    Hawk Corporation                       Copy to:    Kohrman Jackson & Krantz P.L.L.
                200 Public Square                                  20th Floor One Cleveland Center
                Suite 29-2500                                      Cleveland, Ohio 44114
                Cleveland, Ohio 44114                              Fax: 216/621-6536
                Fax: 216/861-4546                                  Attn: Byron S. Krantz
                Attn: Ronald E. Weinberg and
                        Jeffrey H.  Berlin


         9.6 Commissions and Finder's Fees. Buyer represents and warrants that it has not retained or used the services of any individual, firm or corporation in such a manner as to entitle such individual, firm or corporation to any compensation for brokers' or finders' fees with respect to the transactions contemplated hereby for which the Sellers would be liable. The Sellers represent and warrant that, other than Goldsmith, Agio, Helms and Company, they have not retained or used the services of any individual, firm or corporation in such a manner as to entitle such individual, firm or corporation to any compensation for brokers' or finders' fees with respect to the transactions contemplated hereby for which the Buyer would be liable. The Sellers agree to pay the fees and expenses of Goldsmith, Agio, Helms and Company.

         9.7 Severability. If any provision contained in this Agreement is invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of such provision in every other respect and of the remaining provisions of this Agreement will not be in any way impaired.

         9.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. If the Agreement is executed and transmitted by facsimile, the original signature page shall thereupon be provided to all parties by regular mail.

         9.9 Headings. The headings of the sections and the subsections of this Agreement are inserted for convenience of reference only and do not constitute a part hereof.

         9.10 Mediation. If a dispute arises out of or relates to this Agreement, or the breach thereof, and the dispute cannot be resolved through direct discussions, then the parties agree to make a good faith effort to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to litigation, arbitration or some other dispute resolution procedure. The mediation shall take place at the regional office of the American Arbitration Association in Chicago, Illinois or such other location as the parties and the mediator may agree. Each party shall bear its proportional share of the costs of the mediation, including, but not limited to, the fees and expenses of the mediator and the American Arbitration Association, provided that each party shall bear the fees and expenses of its own counsel, witnesses, experts, preparations and presentations.

         9.11 Governing Law: Jurisdiction. This Agreement will be governed, construed and enforced in accordance with the internal laws of the State of Delaware, excluding any choice of law rules which may direct the application of the laws of another jurisdiction.

         9.12 Seller's Knowledge. For purposes of this Agreement, representations, warranties, Exhibits, Schedule and other statements herein based on any Seller's "knowledge" are made to the actual knowledge of each Seller and in the case of Sellers who are not an individual, the actual knowledge of its officers, directors, partners, principals or agents after having made a good faith effort to ascertain the fact(s) in question by inquiry to such officers or employees of the Company as would be reasonably likely to have the information relating to the fact(s) in question.

         9.13 Company's Knowledge. For purposes of this Agreement, representations, warranties, Exhibits, Schedule and other statements based on Company's "knowledge" are made to the actual knowledge of the officers or employees of the Company.

         9.14 Instruments of Further Assurance. Each of the parties hereto agrees, upon the request of any of the other parties, from time to time to execute and deliver to such other party or parties all such instruments and documents of further assurance or otherwise as are reasonable under the circumstances, and to do any and all such acts and things as may reasonably be required to carry out the obligations of such requested party hereunder.

         9.15 Publicity. No notices to third parties or other publicity, including press releases, concerning any of the transactions provided for herein will be made by any party hereto unless planned and coordinated jointly among the parties, except to the extent otherwise required by law or regulation.

         9.16 No Third Party Beneficiaries. Nothing in this Agreement is intended nor will it be construed to give any person, firm, corporation or other entity, other than the parties hereto and their respective successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provisions hereof.

         9.17 Specific Performance. Sellers acknowledge that breach of the exclusivity covenant set forth in Section(s) 5.1.7 of this Agreement will irreparably injure the Buyer and the Buyer may not have an adequate remedy at law. Sellers, therefore, agree that in the event of such breach, the Buyer will be entitled to equitable relief, including without limitation, right to specific performance or temporary or permanent injunctive relief, in addition to any other legal remedies that may be available.

         9.18 Number and Gender. Where the context requires, the use of the singular form shall include the plural, the use of the plural shall include the singular, and the use of "it" shall include all genders.






                      [THIS SPACE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first written above.

"SELLERS"                          "BUYER"

                                   HAWK CORPORATION

 /s/ Timothy Houghton              By:  /s/ Ronald E. Weinberg
----------------------------           -----------------------------------
TIMOTHY HOUGHTON                         Ronald E.  Weinberg, Vice Chairman



CFB VENTURE FUND II, L.P.

By:  CFB Partners, Inc., Its General Partner


By:  /s/ Stephen B. Broun
   -------------------------
       Stephen B.  Broun, Senior Vice President


MORAMERICA CAPITAL CORPORATION

By:  InvestAmerica Venture Group, Inc.,
        Its Manager


By:  /s/ Kevin F. Mullane
   -------------------------
       Kevin F.  Mullane


COMMUNITY INVESTMENT PARTNERS II, L.P.


By:  /s/ Daniel A. Burkhardt
   --------------------------
       Daniel A.  Burkhardt, Chairman

ST. LOUIS COMMUNITY FOUNDATION


By:  /s/ Tullia Hamilton
   --------------------------
       Tullia Hamilton, Executive Director

                               [EXHIBIT 2.1(ii)(X)]

                                   CONVERTIBLE
                                 PROMISSORY NOTE


                                                                    Series H-1
[$_____________]                                                      No. ____
                                                               Cleveland, Ohio
                                                                ________, 1996


         FOR VALUE RECEIVED, the undersigned, HAWK CORPORATION, a Delaware corporation (the "Corporation") promises to pay to the order of [______________________], a(n) [ individual/corporation] ( the "Holder"), the principal amount of ______________________________ Dollars ($_______________) in
two (2) installments, each payable annually on the anniversary of the Closing of the Stock Purchase Agreement by and among the Corporation, __________________________, __________________________,
__________________________ and Holder, dated November __, 1996 ("Stock Purchase
Agreement"), with the first installment of _______________________________ Dollars ($__________) due on first anniversary of the Closing on January ___, 1998 and with the last and final installment of ______________________________ Dollars ($_________) due on January ___, 1999, and to pay interest from the date of this Promissory Note (the "Note") on such principal amount from time to time outstanding at the rate per annum of eight percent (8%) until maturity, or otherwise paid in full. Interest shall be computed on a 360-day year basis on the actual number of days elapsed and shall be paid quarterly on the first business day of April, July, October and January in each year.

         The failure by the Corporation to make any payment of such interest or principal on this Note on or before the date any such payment is due shall NOT constitute an event of default ("Event of Default") unless:

         1. Thirty days have elapsed from the payment due date without the Corporation's payment of the amount due; and

         2. Written notice listing the overdue amount has been sent by the Holders via facsimile to Ronald E. Weinberg ("Weinberg") at 216-861- 4546, and Byron S. Krantz ("Krantz") at 216-621-6536; and

         3. Ten days has elapsed without payment of the amount due by the Corporation from the date the Holder's written notice has been sent to both Weinberg and Krantz by facsimile; and

         4. If notice is provided before the end of the thirty days provided for in Paragraph 1 above, the Event of Default shall occur at the later of the thirty (30) days or ten (10) days after said notice has been faxed.





         In the Event of Default, the Note and all interest then due shall be due and payable and the Holder may exercise any or all of the remedies provided by law. If the Note is not paid at maturity, whether maturity occurs by lapse of time or acceleration, the principal of and the unpaid interest on this Note, thereafter until paid shall be at the per annum rate of twelve percent (12%).

         In the event, but only in the event, the Corporation undertakes an initial public offering of its Class A common stock, the Holder shall be entitled to elect to convert an amount of the outstanding principal under this Note to the Class A common stock of the Corporation subject to the initial public offering; PROVIDED, HOWEVER, in no event shall the aggregate principal amount subject to conversion pursuant to this and all Series H-1 notes exceed the sum of Five Hundred Thousand Dollars ($500,000.00), nor shall such Holder be entitled to convert an amount of principal in excess of its proportionate share of the Five Hundred Thousand Dollars, as set forth in Exhibit 2.4(a) to the Stock Purchase Agreement. The exercise price for the conversion of principal into Class A common stock of the Corporation shall be equal to the initial public offering price of the Corporation's Class A common stock. This option to convert shall be effective from the date of this Note through the maturity date of the Note; PROVIDED, HOWEVER, should the Holder desire to extend the option to convert for an additional nine month period beyond the maturity date of this Note, the Holder shall provide written notice, not less than thirty (30) days before the maturity date of the Note, of its intent to extend the maturity date of this Note to the Corporation at its principal office, which notice shall include a waiver of the maturity date to the date to coincide with the additional nine month option to convert period. Any exercise of the conversion option as herein provided shall be in writing, in form and substance as set forth on Exhibit A, attached hereto and incorporated herein by reference, and duly executed and delivered by Holder to the Corporation at its principal office, accompanied by payment, by certified or official bank check payable to the order of the Corporation. Any right or option to convert a principal sum of this Note to the Corporation's Class A common stock is expressly contingent on the Corporation's engaging in an initial public offering and does not grant, either express or implied, to the Holder any preemptive rights or right to require registration of the Corporation's securities. Any amount of principal so converted shall be deemed to have been paid in full at the earlier of the date the securities are properly recorded in the name of the Holder or Holder's designee in the record book of the Corporation or the date certificates are issued and delivered to the Holder. In the event the exercise of the option to convert results in the issuance of any fractional share of Class A common stock, then in such event, Holder shall be entitled to cash in lieu of such fractional share.

         This Note shall be governed by and construed in accordance with the laws of the State of Delaware.

         Holder shall be entitled to reasonable attorney's fees and costs in the event Holder is forced to pursue collection of this Note.

         This Note is subject to set-off pursuant to the terms of the Stock Purchase Agreement.

         All capitalized terms not otherwise defined in this Note shall have the meanings set forth in the Stock Purchase Agreement.

         This Note may be assigned to the Corporation's wholly-owned subsidiary, Houghton Acquisition Corporation d/b/a Hutchinson Foundry Products Company, following the Closing of the Stock Purchase Agreement.

         This Note has been duly executed and delivered for value by the duly authorized officer(s) of the Corporation.


                               HAWK CORPORATION

                               By:       --------------------------------------



                               Title:    --------------------------------------

                                   [EXHIBIT A]


                      FORM OF EXERCISE OF OPTION TO CONVERT
                      -------------------------------------

   (To Be Executed By The Holder If The Holder Desires to Exercise the Option to Convert Evidenced By And Subject to The Terms of The Foregoing Note)


To: -----------------------------------------------------



         The undersigned hereby irrevocably elects to exercise his/her/its option to convert _______________________________ Dollars of principal amount outstanding under and evidenced by the Promissory Note of Corporation, dated ____________________, 199__, and to purchase thereunder, _________ shares of
Class A Common Stock of the Corporation, issuable upon exercise of the option to convert and subject to the terms and conditions of the Note and accompanied herewith by the surrender or other applicable assignment of the Note or relevant portion thereof, and any applicable taxes payable by the undersigned pursuant to the exercise of the option to convert.

         The undersigned requests that certificate(s) for such shares are issued in the name of:


               -----------------------------------------------------


               -----------------------------------------------------


               -----------------------------------------------------
                         (Please Print Name and Address)



Dated:  _____________, 199___             NAME OF HOLDER:


                                          --------------------------------------
                                          (Print)

                                          By:
                                              ---------------------------------
                                              Name:
                                              Title:

                               [EXHIBIT 2.1(ii)(Y)]


                                     EBITDA
                                 PROMISSORY NOTE


                                                                   Series H-2
[$_____________]                                                    No. _____
                                                              Cleveland, Ohio
                                                               ________, 1996


         FOR VALUE RECEIVED, the undersigned, HAWK CORPORATION, a Delaware corporation (the "Corporation") promises to pay to the order of [______________________], a(n) [ individual/corporation] ( the "Holder"), the principal amount of ______________________________ Dollars ($_______________)
adjusted as follows below in three (3) equal installments each payable annually on April 30 with the first installment due on April 30, 1998 and with the last and final installment due on April 30, 2000, and to pay interest on such principal amount actually paid at the rate per annum of eight percent (8%) per annum (the "Note"). Interest shall be paid on the principal as if the amount of principal paid in the installment hereunder had been owed for one (1) year.

         The principal amount due herein shall be adjusted as follows:

         (i) the payment due April 30, 1998 shall be calculated by dividing the principal amount of this Note by three and multiplying said number by a fraction the numerator of which is the EBITDA for fiscal 1997 and the denominator of which is $3,099,000, it being agreed that if the numerator is not $2,800,000 or more, no payment shall be owed for fiscal 1997 and further that the EBITDA numerator shall not exceed $3,099,000 for the purpose of this calculation;

         (ii) the payment due April 30, 1999 shall be calculated by dividing the principal amount of this Note by three and multiplying said number by a fraction the numerator of which is the EBITDA for fiscal 1998 and the denominator of which is $3,225,000, it being agreed that if the numerator is not $2,900,000 or more, no payment shall be owed for fiscal 1998 and further that the EBITDA numerator shall not exceed $3,225,000 for the purpose of this calculation; and

         (iii) the payment due April 30, 2000 shall be calculated by dividing the principal amount of this Note by three and multiplying said number by a fraction the numerator of which is the EBITDA for fiscal 1999 and the denominator of which is $3,333,000, it being agreed that if the numerator is not $3,000,000 or more, no payment shall be owed for fiscal 1999 and further that the EBITDA numerator shall not exceed $3,333,000 for the purpose of this calculation.

         EBITDA shall be determined by Corporation's independent accountant consistent with GAAP used for the Houghton Acquisition Corporation's (the "Company") December 31, 1995 audited financial statement and a written report thereof shall be delivered to Holder. Interest, taxes, depreciation, amortization and corporate charges to support a home office for Corporation and other charges not directly attributed to the operation of the business of Company in its ordinary course shall be added to net income (loss), and excess capital charges calculated as twelve percent (12%) of capital expenditures of the Company in excess of One Hundred Thousand Dollars ($100,000) per annum shall be subtracted by said accountants to determine EBITDA for the purpose hereof. Pass through charges such as insurance, accounting, legal and travel expenses directly attributed to the operation of the business of the Company in its ordinary course shall not be adjusted.

         The failure by the Corporation to make any payment of such interest and principal on or before the date any such payment is due shall NOT constitute an event of default ("Event of Default") unless:

         1. Thirty days have elapsed from the payment due date without the Corporation's payment of the amount due; and

         2. Written notice listing the overdue amount has been sent by the Holders via facsimile to Ronald E. Weinberg ("Weinberg") at 216-861- 4546, and Byron S. Krantz ("Krantz") at 216-621-6536;
               and

         3. Ten days has elapsed without payment of the amount due by the Corporation from the date the Holder's written notice has been sent to both Weinberg and Krantz by facsimile; and

         4. If notice is provided before the end of the thirty days provided for in Paragraph 1 above, the Event of Default shall occur at the later of the thirty (30) days or ten (10) days after said notice has been faxed.


         In the Event of Default, the Note and all interest then due shall be due and payable and the Holder may exercise any or all of the remedies provided by law. If the Note is not paid at maturity, whether maturity occurs by lapse of time or acceleration, the principal of and the unpaid interest on this Note, thereafter until paid shall be at the per annum rate of twelve percent (12%).

         This Note shall be governed by and construed in accordance with the laws of the State of Delaware.

         This Note is subject to Corporation's rights and remedies of set off pursuant to the terms of the Stock Purchase Agreement by and among the Corporation, ______________________, ____________________________,
________________________________, and Holder dated November __, 1996. All capitalized terms not otherwise defined in this Note shall have the meanings set forth in the Stock Purchase Agreement.

         This Note may be assigned to the Corporation's wholly-owned subsidiary, Houghton Acquisition Corporation d/b/a Hutchinson Foundry Products Company, following the Closing of the Stock Purchase Agreement.

         Holder shall be entitled to reasonable attorney's fees and costs in the event Holder is forced to pursue collection of this Note.

         This Note has been duly executed and delivered for value by the duly authorized officer(s) of the Corporation.


                                      HAWK CORPORATION

                                      By:     ----------------------------------



                                      Title:  ----------------------------------

                                 EXHIBIT 2.3(F)


                              EMPLOYMENT AGREEMENT
                              --------------------

                               TIMOTHY J. HOUGHTON


                THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into on this ____ day of January, 1997, by and between HAWK CORPORATION, a Delaware corporation (the "Company"), and TIMOTHY J. HOUGHTON, residing at 501 Stone Ridge, St.
Louis, Missouri 63122 ("Houghton").

                WHEREAS, Houghton is currently employed by Houghton Acquisition Corporation, a Missouri corporation, doing business as Hutchinson Foundry Products Company, ("HFP") as its President and is a member of its Board of Directors;

                WHEREAS, the Company and Houghton have entered into a Stock Purchase Agreement, dated November [__], 1996 (the "Stock Purchase Agreement"), providing for the purchase by the Company of all of the common stock and certain Preferred Stock Notes of HFP;

                WHEREAS, HFP, after the closing of the Stock Purchase Agreement, will be a wholly-owned subsidiary of the Company and the Company will assign this Agreement in favor of HFP;

                WHEREAS, Houghton has unique talents and experiences which are of value to HFP; and

                WHEREAS, Houghton has agreed to continue in his employment with HFP following consummation of the Stock Purchase Agreement on the terms set forth in this Agreement.

                NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants set forth herein, the Company and Houghton agree as follows:

                1. EMPLOYMENT. The Company hereby employs Houghton, and Houghton agrees to be employed by the Company, upon and subject to the Closing in the position set forth in paragraph 3 below, for a period of three years commencing on the Closing of the Stock Purchase Agreement, and terminating at the close of business on December 31 prior to the third anniversary of the Closing. The period during which Houghton is employed hereunder is hereinafter referred to as the "Employment Period."

         2.   COMPENSATION AND BENEFITS.
              --------------------------

              (a) BASE SALARY. The Company shall cause HFP to pay Houghton a salary at the rate of $160,000 per year for each year of the Employment Period (the "Base Salary"). The Company shall cause HFP to pay the Base Salary to Houghton in equal installments on HFP's normal pay periods. Houghton's Base Salary will be reviewed by the Company (without Houghton's participation) annually, and will be subject to further increase, but not decrease, in the Company's sole discretion.

              (b) BONUS. During the Employment Period, Houghton shall be entitled to earn an annual incentive bonus (the "Annual Bonus") based on the growth of HFP's earnings before interest, income taxes, depreciation and amortization ("EBITDA") for the applicable calendar year. Within 30 days after the Company's receipt of the year end audit or review of the Company's financial statements for the preceding fiscal year by the independent certified public accountant of the Company (the "Financial Statements"), but in no event later than April 30 of each year, the Company shall cause HFP to pay Houghton a cash incentive payment for the fiscal year provided HFP's EBITDA for such year exceeds, by a minimum of 10%, HFP's EBITDA for its fiscal year prior to that year. The Annual Bonus for the 1997 fiscal year shall be calculated and determined based upon HFP's actual EBITDA for fiscal year 1996 or $2,500,000, whichever is greater ("1996 EBITDA"). Annual Bonus shall be payable if EBITDA for 1997 exceeds 1996 EBITDA and for years subsequent to 1997 if HFP's EBITDA exceeds the prior year (i) by 10% but less than 11% the Annual Bonus shall be equal to 16 2/3 of 50% of Base Salary, (ii) by 11% but less than 12% the Annual Bonus shall be equal to 33 1/3 of 50% of Base Salary, (iii) by 12% but less than 13% the Annual Bonus shall be equal to 50% of 50% of Base Salary, (iv) by 13% but less than 14% the Annual Bonus shall be equal to 66 2/3 of 50% of Base Salary, (v) by 14% but less than 15% the Annual Bonus shall be equal to 83 2/3% of 50% of Base Salary, and (vi) by 15% or more, the Annual Bonus shall be equal to 50% of Base Salary. In addition, Houghton shall receive a cash payment equal to 5% of the EBITDA increase greater than 15% of EBITDA for each year except with respect to 1996 for which the increase shall be based on the 1996 EBITDA of the Employment Period. EBITDA shall be determined by the Company's independent accountant consistent with GAAP used for HFP's December 31, 1995 audited financial statement and a written report thereof shall be delivered to Houghton. HFP's interest, income taxes, depreciation, amortization and corporate charges to support a home office for Company and other charges not directly attributed to the operation of the business of HFP in its ordinary course shall be added to HFP's net income (loss) and excess capital charges calculated as twelve percent (12%) of capital expenditures of HFP in excess of One Hundred Thousand Dollars ($100,000) shall be subtracted by said accountants to determine EBITDA for the purpose hereof. Pass through charges such as insurance, accounting, legal and travel expenses directly attributed to the operation of the business of HFP in its ordinary course shall not be adjusted. The Company shall make available copies of the financial statements to Houghton. Any disputes with respect to the amount of HFP's EBITDA for purposes of this paragraph 2(b) shall be conclusively resolved by the Company's auditors.

              (c) BENEFITS. The Company will cause HFP to provide Houghton with health insurance benefits and disability insurance at least equivalent to those previously provided to Houghton by HFP. In addition, the Company shall cause HFP to provide or maintain $1,000,000 term life insurance coverage provided it is available at standard rates for the benefit of Houghton or his designated beneficiary. Houghton shall also be entitled to participate, subject to any applicable eligibility requirements, in any HFP benefit program offered to executive employees by HFP, including any 401(k), retirement or pension plan.

              (d) VACATION. Houghton shall be entitled to four weeks of paid vacation during each year of the Employment Period. Unused paid vacation leave may not be carried over to subsequent years.

              (e) BUSINESS EXPENSES. During the Employment Period, the Company shall cause HFP to reimburse Houghton for all reasonable and necessary business expenses incurred in the ordinary course of HFP's business by Houghton on behalf of HFP upon Houghton's submission of a written report that details the nature and amount of such expenses consistent with Internal Revenue Service requirements that will permit HFP to deduct such expenses (or a percentage thereof) on HFP's federal income tax return as other than compensation. In addition, the Company shall cause HFP to provide a country club allowance of $600 per month during the term of this Agreement.

              (f) AUTOMOBILE. During the Employment Period, the Company shall cause HFP to continue to provide Houghton a vehicle comparable to his present vehicle. At such time as the vehicle is three (3) years old, Houghton shall, in his sole discretion, replace the vehicle with a vehicle that is comparable. All vehicle costs shall be borne by HFP.

         3.   POSITION, DUTIES AND AUTHORITY.
              ------------------------------

              (a) POSITION AND DUTIES. Houghton shall, during the Employment Period, serve as President of HFP, reporting and responsible to the Chairman and/or the Vice Chairman of the Board of Directors and such other person or persons as may be designated by the Company. As President during the Employment Period, Houghton shall perform such duties and responsibilities as the Company shall request from time to time with respect to the business of HFP, including but not limited to the following: (i) managing the policy, strategy and day-to-day operations of the business; (ii) cooperating in the identification, hiring and promotion of key management; (iii) promptly furnishing accurate written reports, data, analyses or information pertaining to HFP as may be required, from time to time, as determined by the Company; (iv) observing and complying with such standards and procedures as may, from time to time, be established by the Company; and (iv) performing such duties or functions as are customarily assigned to the President of a company. During the Employment Period, Houghton shall diligently perform his duties hereunder and devote substantially all of his working time for HFP and shall perform the services hereunder to the best of his ability and skill and in such a manner as to promote the best interest of the Company and HFP. As a matter of record, except for the companies listed below which are the companies Houghton currently serves as a Board member or trustee, Houghton shall not serve as a member or advisor to any additional Board of Directors or Trustees without the Company's written consent; provided, however, Houghton may serve as a member or advisor on behalf of other non-profit companies without the Company's consent:

                       Steel Weld Company
                       Cardinal Glennon Children's Hospital

          4.  TERM AS PRESIDENT.
              ------------------

              (a) TERM OF EMPLOYMENT. Houghton's term as President shall end with the earliest to occur of:

                   (i) the death of Houghton;

                   (ii) the discharge of Houghton "For Cause" in accordance with paragraph 4(b) below;

                   (iii) the discharge of Houghton because of a "Disability" in accordance with paragraph 4(c) below;

                   (iv) the voluntary resignation of Houghton, after first
              having given 90 days' prior written notice to the Company;

                   (v) HFP's material violation of any provision of this
              Agreement; or

                   (vi) the expiration of the original three year term hereof.


              (b) Termination for Cause. "For Cause" shall mean any one or more of the following:

                   (i) Houghton's engaging in fraud, embezzlement,
              misappropriation of funds or like conduct against HFP;

                   (ii) Houghton's commission of any crime constituting a felony in the jurisdiction in which committed;

                   (iii) Houghton's commission of any criminal act against or involving HFP (whether or not a felony);

                   (iv) Houghton's material violation of any provision of this
              Agreement;

                   (v) Houghton's violation of any federal, state or local law, regulation or ordinance relating to personal conduct in the workplace, such as laws, regulations or ordinances pertaining to discrimination or harassment;

                   (vi) Houghton's breach of the representations and warranties set forth in paragraph 7; or

                   (vii) Houghton's breach of obligations set forth in
              paragraphs (a) through (f) in paragraph 6.


              (c) TERMINATION FOR DISABILITY. The Company may terminated Houghton as President hereunder at any time because of a "Disability," which shall mean a physical or mental incapacity, whether partial or total, that has prevented or will prevent Houghton from exercising the powers or performing the duties assigned to him hereunder for a continuous period of three months or for shorter periods aggregating 5 months during any 12 month period.

              (d) PAYMENTS AND BENEFITS UPON TERMINATION. In the event of termination as President, pursuant to (c) above because of a Disability which prevents Houghton from rendering full-time services, the Company shall cause HFP to continue to pay Houghton's Base Salary, Annual Bonus, and Benefits set forth in 2(c) for the full fiscal year in which the disability occurs. All disability insurance proceeds received by Houghton as a result of insurance maintained by HFP shall be set off against the foregoing payment obligations. In the event Houghton is terminated For Cause, Houghton shall be entitled only to compensation and benefits provided in paragraph 2 relating to the period through the date of termination For Cause, and he shall immediately return the Company's vehicle. In the event of termination for any other reason except resignation as
Section 5 provides, the Company shall cause HFP to continue to pay Houghton's Base Salary and benefits through the Employment Period and to pay the Annual Bonus for the full year in which termination occurs. In addition, the Company shall cause HFP to continue to provide and/or pay for the then existing health care coverage to Houghton and/or his wife for the balance of the Employment Period.

     5. RESIGNATION. In the event of the voluntary resignation of Houghton, his right to compensation and benefits as provided in paragraph 2 shall terminate, and Houghton shall remain bound by the provisions of paragraph 6.

     6. PROPRIETARY RIGHTS.
        -------------------

         (a) TRADE SECRETS. Houghton acknowledges that as a result of his employment hereunder, he will be making use of, acquiring and/or adding to confidential information of a special and unique nature relating to such matters as the Company's and its subsidiaries', including HFP's, trade secrets, systems, procedures, manuals, confidential reports, formulae, designs, application methods, parts lists, supplier lists, customer lists, price lists, pricing and sales information, marketing strategies and other financial information, drawings, business records, and other information which has not been published or disseminated or otherwise become a matter of general public knowledge ("Trade Secrets"). As an inducement to the Company to enter into this Agreement, Houghton promises not to use or disclose, directly or indirectly, any Trade Secrets to any person either during or after the Employment Period, except to other employees of the Company and its subsidiaries, including HFP, as necessary in the regular course of his employment, or except as otherwise expressly authorized in writing by the Company.

         (b) CONFIDENTIALITY. Houghton promises that all knowledge and information that he may acquire from the Company and its subsidiaries, including HFP, or from employees or consultants of the Company and its subsidiaries, including HFP, regarding the Trade Secrets and other confidential information shall for the period of time commencing as of the date of Houghton's termination or the date Houghton receives his last payment from HFP, whichever is later, and continuing for seven (7) years thereafter for all purposes be regarded as strictly confidential and held in trust and solely for the benefit and use of the Company and shall not, without the written permission of the Company, be directly or indirectly disclosed by Houghton to any person other than to the proper and duly authorized employees of the Company and its subsidiaries, including HFP.

         (c) DISCOVERIES OF HOUGHTON. On behalf of Houghton, his heirs and representatives, Houghton promises to promptly communicate and fully disclose to the Company and upon request shall, without additional compensation, assign and execute all papers necessary to assign to the Company or its nominees, free of encumbrance or restrictions, all inventions, ideas, designs, discoveries and improvements which pertain or relate to the business of the company, whether patentable or not, conceived or originated by Houghton solely or jointly with others, at the expense of the company, or at the facilities of the Company, or at the request of the Company, or in the course of Houghton's employment, or based on knowledge or information obtained during the course of Houghton's employment by the Company whether or not conceived during regular working hours. This provision relates to any matters conceived partially or fully during the term of this Agreement and within five years thereafter. All such assignments shall include the patent rights in this and all foreign countries. All such inventions, ideas, designs, discoveries and improvements shall be the exclusive property of the Company. Houghton shall assist the Company in obtaining patents

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

on all such inventions, ideas, designs, discoveries and improvements deemed patentable by the Company and shall execute all documents and do all things necessary to obtain letters patent, vest the Company with full and exclusive title thereto, and protect the same against infringement by others.

         (d) INTELLECTUAL PROPERTY OF HOUGHTON. As a matter of record, Houghton lists below a complete list of all inventions, ideas, design, discoveries and improvements, patented or unpatented, which Houghton has made or conceived prior to the commencement of Houghton's employment by the Company, it being understood that the inventions, ideas, designs, discoveries and improvements so listed are excluded from this Agreement: none.

         (e) PROPERTY OF THE COMPANY. Houghton recognizes further that all records, drawings, data, computer programs, samples, models and all other tangible materials or copies or extracts thereof relating to, in connection with or otherwise concerning the Company's operations, investigations or business, whether or not Trade Secrets, made or received by Houghton during his Employment Period, are and shall be the property of the Company exclusively, and without additional consideration, Houghton promises to keep the same at all times in the Company's custody and subject to the Company's control and to surrender the same at the termination of his employment if not before. All files, records, documents, drawings, specifications, equipment and information with respect to suppliers to the Company and customers of the Company, and similar items relating to the business of the company, whether prepared by Houghton or otherwise coming into the Company's possession, shall remain the exclusive property of the Company. Houghton further agrees that he will not make or retain any copies of any of the foregoing and that he will so represent to the Company upon termination of his employment hereunder.

         (f) NON-COMPETITION. Houghton agrees that during the Employment Period and the five years next following the termination of the Employment Period or the date Houghton receives his last payment from HFP, whichever is later, he will not directly or indirectly or by acting in concert with others, whether as an owner, employee, partner, shareholder, officer, licensor, licensee, trustee, principal, consultant, agent, individually or in any other capacity, engage in the business of the manufacture or sale of, or attempt to manufacture or sell, products or services similar in kind or similar in purpose to those products or services manufactured or sold by HFP, to any customer of HFP or to any person, firm or corporation in competition with HFP, nor employ or attempt to employ or solicit for any employment competitive with the Company or its subsidiaries, including HFP, any of the Company's or its subsidiaries', including HFP's, employees.

             Houghton agrees that during his employment he will undertake no planning for or organization of any business activity competitive with the work he performs as an employee of the Company or its subsidiaries, including HFP, nor will he combine or conspire with other employees of the Company or its subsidiaries, including HFP, for the purpose of organizing any such competitive business activity.

             If Houghton violates this restrictive covenant and the Company brings legal action for injunctive or other relief, the Company shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of the restrictive covenant. Accordingly, the restrictive covenant shall be deemed to have the duration specified in this paragraph 6(f), computed from the date the relief is granted, but reduced by the time between the period when the restriction began to run and the date of the first violation of the covenant by Houghton.

             If any court shall determine that the lack of geographical limitation of any restriction contained in this paragraph is unenforceable, it is the intention of the parties that the restrictive covenants set forth herein shall not thereby be permitted to be terminated but rather shall be deemed amended to the extent required to render it valid and enforceable. Such amendment shall apply only with respect to the operation of this paragraph in the jurisdiction of the court that has made the adjudication.

         (g) INJUNCTIVE RELIEF. Houghton acknowledges that breach by Houghton of the restrictive covenants set forth in paragraph 6 of this Agreement will irreparably injure the Company and/or HFP and the Company and/or HFP will not have an adequate remedy at law, Houghton, therefore, consents and agrees that for any threatened or actual violation or breach of any provisions of paragraph 6 of this Agreement, the Company will be entitled to equitable relief including without limitation a temporary and permanent injunction against Houghton, without the necessity of proving actual damage or the posting of a bond, in addition to any other legal rights and remedies that the Company may have.

     7. REPRESENTATIONS OF HOUGHTON. Houghton represents and warrants, on behalf of himself, his immediate family and any person, firm or corporation in which he has a substantial interest, that:

         (a) They do not, and will not during the Employment Period, have any direct or indirect ownership interest in any entity with which HFP has a business relationship or competes with HFP, except that the ownership of investments at no time exceeding 1% of the issued and outstanding capital stock of a publicly-held corporation shall not constitute a breach of this representation and warranty; and

         (b) The execution of this Agreement or his employment by the Company, will not break any agreement or covenant entered into by Houghton that is currently in effect.

     8. ACKNOWLEDGMENTS. Houghton hereby acknowledges that: (i) he has carefully read all of the terms of this Agreement and that such terms have been fully explained to him; (ii) he understands the consequences of each and every term of this Agreement; (iii) he has had sufficient time and opportunity to consult with his own legal advisor prior to signing this Agreement and that the Company has encouraged him to seek and he has had the benefit of legal counsel of his choice prior to signing this Agreement; (iv) he specifically understands that by signing this Agreement he is giving up certain rights he otherwise may have had, and that he is agreeing to limit his freedom to engage in certain employment during and after the term of this Agreement.

     9. SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and, except as otherwise provided herein, this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

     10. REMEDIES CUMULATIVE. All remedies specified herein or otherwise available shall be cumulative and in addition to any and every other remedy provided hereunder or now or hereafter available.

     11. NOTICES. All notices and other communications hereunder shall be sent by facsimile, registered or certified mail as follows:

                         If to the Company:  Hawk Corporation
                                             (a Delaware corporation)
                                             200 Public Square
                                             Suite 29-2500
                                             Cleveland, Ohio 44114-2301
                                             Attention: Ronald E. Weinberg
                                             Fax: (216) 861-4546

                         With a copy to:     Byron S. Krantz, Esq.
                                             Kohrman Jackson & Krantz P.L.L.
                                             20th Floor, One Cleveland Center
                                             Cleveland, Ohio   44114-1724
                                             Fax: (216) 621-6536

                         If to Houghton:     Timothy J.  Houghton
                                             501 Stone Ridge
                                             St. Louis, Missouri   63122

                         With a copy to:     Michael M.  Sayers, Esq.
                                             Summers, Compton, Wells & Hamburg
                                             8909 Ladue Road
                                             St. Louis, Missouri  63124
                                             Fax: (314) 991-2413

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
or to such other address as may be specified by the parties by like notice and will b deemed when so delivered personally, or if mailed, two days after the date of mailing.

     12. ASSIGNMENT. This Agreement is a personal services contract and it is expressly agreed that the rights and interests of Houghton and the Company hereunder may not be sold, transferred, assigned, pledged or hypothecated; provided, however, that the Company may, in its sole discretion, assign this Agreement to HFP following the closing of the Stock Purchase Agreement, pursuant to the terms of an assignment agreement substantially in the form of Exhibit A attached hereto.

     13. BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their heirs, representatives, successors and permitted assigns.

     14. GOVERNING LAW AND JURISDICTION. This Agreement is governed by, and shall be construed and enforced in accordance with, the law (other than the law of conflicts) of the State of Delaware. The Company may enforce any claim arising out of or relating to this Agreement, in any federal court having subject matter jurisdiction and located in St. Louis, Missouri or any state court having subject matter jurisdiction and located in St. Louis County, Missouri. Each of the parties hereto consents and agrees to the jurisdiction of any state or federal court sitting in St. Louis County, Missouri and waives any objection based on venue or forum non conveniens with respect to any action instituted and agrees that any dispute concerning this Agreement shall be heard only in the Courts described above.

     15. CAPTIONS. The captions in this Agreement are included for convenience only and shall not in any way affect the interpretation or construction of any provision hereof.

     16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and the same agreement.

     17. AMENDMENT; WAIVER. This Agreement may not be amended or modified other than by a writing signed by each of the parties hereto. No waiver or failure to act with respect to any breach or default hereunder shall be deemed to be a waiver with respect to any subsequent breach or default, whether of a similar or different nature.

     18. INDEMNIFICATION.

         (a) To the maximum extent permitted under the Delaware General Corporation Law, the Company shall indemnify Houghton if he is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, except that nothing herein contained shall be deemed to provide indemnification in the event the Company and/or any of its subsidiaries, individually or collectively, brings suit against Houghton.

         (b) To the maximum extent permitted under the Delaware General Corporation Law, the Company shall indemnify Houghton if he is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit.

     19. ENTIRE AGREEMENT. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof, including a certain employment agreement between Houghton and HFP dated January 1, 1993.


     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                HAWK CORPORATION

                                By:   -------------------------------------


                                Its:  -------------------------------------


                                ------------------------------------------
                                TIMOTHY J. HOUGHTON


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